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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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NEW YORK & COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NEW YORK & COMPANY, INC.
450 West 33rd Street, 5th Floor
New York, New York 10001

May 14, 2010

Dear Stockholders,

        You are cordially invited to attend the Company's 2010 Annual Meeting of Stockholders, which will be held at 450 West 33rd Street, 5th Floor, New York, New York 10001, on Monday, June 28, 2010, beginning at 10:00 a.m., Eastern Daylight Time.

        The enclosed Proxy Statement provides you with detailed information regarding the business to be considered at the meeting. Please vote your shares as soon as possible through any of the voting options available to you as described in the enclosed Proxy Statement.

                      Sincerely,

                      Richard P. Crystal
                       Chairman and Chief Executive Officer

NEW YORK & COMPANY, INC.
450 West 33rd Street, 5th Floor
New York, New York 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Eastern Daylight Time on Monday, June 28, 2010.
PLACE	New York & Company, Inc.'s corporate headquarters at:
450 West 33rd Street 5th Floor New York, New York, 10001
ITEMS OF BUSINESS	• To elect eleven members to the board of directors.
• To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2010 fiscal year.
• To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.
RECORD DATE	You can vote if you are a stockholder of record as of Wednesday, May 5, 2010.
INTERNET AVAILABILITY
In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing our proxy materials to our stockholders. Rather than sending stockholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the Internet. We believe this method of distribution makes the proxy distribution process more efficient and less costly, and will limit our impact on the environment. This Proxy Statement and our 2009 Annual Report to Stockholders are available at: www.proxyvote.com
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares on the Internet at www.proxyvote.com, by telephone by calling 1-800-690-6903, or by completing and returning your proxy card. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement.

Richard P. Crystal Chairman and Chief Executive Officer
May 14, 2010

i

PROXY STATEMENT

Why did I receive these proxy materials?

        The Company is providing this Notice of Annual Meeting of Stockholders, Proxy Statement, voting instructions and Annual Report (the "proxy materials") in connection with the solicitation by the board of directors of New York & Company, Inc. ("New York & Company," the "Company," "we," "us" or "our"), a Delaware corporation, of proxies to be voted at the Company's 2010 Annual Meeting of Stockholders and at any adjournment or postponement.

        It is anticipated that the Notice of Internet Availability of Proxy Materials is first being sent to stockholders on or about May 14, 2010. The Proxy Statement and the form of proxy relating to the Annual Meeting are first being made available to stockholders on or about May 14, 2010.

        You are invited to attend the Company's Annual Meeting of Stockholders on Monday, June 28, 2010 (the "Meeting"), beginning at 10:00 am, Eastern Daylight Time. The Meeting will be held at 450 West 33rd Street, 5th Floor, New York, New York 10001. Stockholders will be admitted to the Meeting beginning at 9:30 am, Eastern Daylight Time. Seating will be limited.

Why did I receive in the mail a notice regarding the Internet Availability of Proxy Materials?

        Under rules adopted by the U. S. Securities and Exchange Commission ("SEC"), the Company is providing access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials ("Notice") to beneficial owners. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice will tell you how to access and review the proxy materials over the Internet at www.proxyvote.com. The Notice also tells you how to access your proxy card to vote on the Internet. If you received a Notice by mail and would like to receive a printed copy of the Company's proxy materials, please follow the instructions included in the Notice.

What should I bring with me to attend the Annual Meeting?

        Stockholders must present a form of personal identification in order to be admitted to the Meeting.

        If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must also present proof of your ownership of New York & Company stock, such as a bank or brokerage account statement, to be admitted to the Meeting.

        No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

 What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with New York & Company's transfer agent, Registrar and Transfer Company, you are considered the "stockholder of record" with respect to those shares. The proxy materials have been sent directly to you by New York & Company.

        If your shares are held in a stock brokerage account or by a bank or other holder of record, those shares are held in "street name." You are considered the "beneficial owner" of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet. Please note that this year the rules regarding how brokers may vote shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Who is entitled to vote at the Annual Meeting?

        Stockholders of record at the close of business on May 5, 2010, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting. You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock you owned at that time. At the close of business on May 5, 2010, there were 60,004,575 shares of the Company's common stock outstanding.

How do I vote?

        You may vote using any of the following methods:

  By Internet

        We encourage you to vote and submit your proxy over the Internet at www.proxyvote.com.

  By Telephone

        You may vote by telephone by calling 1-800-690-6903.

  By Mail

        Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors.

        If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to: Broadridge, 51 Mercedes Way, Edgewood, NY 11717, Attention: Vote Processing.

  In person at the Annual Meeting

        All stockholders may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Meeting.

What can I do if I change my mind after I vote my shares?

        If you are a stockholder of record, you can revoke your proxy before it is exercised by:

  •
  written notice to the: Corporate Secretary, New York & Company, 450 West 33rd Street, 5th Floor, New York, NY 10001;

  •
  timely delivery of a valid, later-dated proxy;

  •
  timely submission of a later-dated proxy via the Internet;

  •
  timely submission of a later-dated proxy via the telephone; or

  •
  voting by ballot at the Meeting.

        If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the previous question.

 What is "householding" and how does it affect me?

        The Company has adopted a procedure approved by the SEC called "householding." Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Company's proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure will reduce the Company's printing costs and postage fees.

        Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings, if any.

        If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please make a written request to the: Corporate Secretary, New York & Company, 450 West 33rd Street, 5th Floor, New York, NY 10001. If multiple stockholders of record who have the same address received only one copy of these proxy materials and would like to receive additional copies, or if they would like to receive a copy for each stockholder living at that address in the future, send a written request to the address above.

        Beneficial owners can request information about householding from their banks, brokers or other holders of record.

What is a quorum for the Annual Meeting?

        Under the Company's by-laws, the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting, present in person or represented by proxy, constitute a quorum. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A "broker non-vote" occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Ernst & Young LLP even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on this matter.

        Please note that a NYSE rule change that is effective for this Meeting no longer permits brokers to vote in the election of directors if the broker has not received instructions from the beneficial owner. This represents a change from prior years, when brokers had discretionary voting authority in the election of directors. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

 What are the voting requirements for the proposals?

        A plurality of the votes cast is required for the election of directors, which means that director nominees with the most affirmative votes are elected to fill the available seats. For the proposal to elect directors, abstentions and broker non-votes will not affect the outcome of such vote, because abstentions and broker non-votes are not treated as votes cast and will not affect the outcome of the proposal.

        The affirmative vote of the majority of shares present in person or represented by proxy at the Meeting is required for the ratification of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for fiscal year 2010. For the proposal to ratify Ernst & Young LLP, abstentions and broker non-votes have the same effect as a vote against the proposal because the proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting.

Could other matters be decided at the Annual Meeting?

        At the date this Proxy Statement was first sent to stockholders, the Company did not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement.

        If other matters are properly presented at the Meeting for consideration, the Proxy Committee appointed by the Company's current board of directors will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

        The Company will pay for the cost of this proxy solicitation. The Company does not intend to solicit proxies otherwise than by use of the mail or website posting, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Who will count the vote?

        All votes will be tabulated by Broadridge, the inspector of elections appointed for the Meeting.

Other information.

        The Company's Annual Report on Form 10-K for the 52-week fiscal year ended January 30, 2010 ("fiscal year 2009") accompanies this Proxy Statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material. The fiscal years referred to in this Proxy Statement as "fiscal year 2007," "fiscal year 2008," and "fiscal year 2010" refer to the 52-week fiscal years that end on February 2, 2008, January 31, 2009, and January 29, 2011, respectively.

        The contents of the Company's corporate website (http://www.nyandcompany.com) are not incorporated by reference into this Proxy Statement.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—Election of Directors

        The Company's board of directors currently has eleven members and one vacant seat. Each of the eleven board members are standing for re-election to hold office until the next Annual Meeting. Proxies cannot be voted for more than eleven directors.

        The Proxy Committee appointed by the Company's current board of directors intends to vote the proxy (if you are a stockholder of record) for the election of each of these nominees unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.

        Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier resignation, retirement or death.

        The Company expects each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board chooses to reduce the number of directors serving on the board.

        The Company believes that the board of directors as a whole possesses the right diversity of experience, qualifications and skills to oversee and address the key issues facing the Company. In addition, the Company believes that each of these directors possesses the key attributes that the Company seeks in a director, including strong effective decision-making, communication and leadership skills. Set forth below is additional information regarding the specific experience, qualifications, attributes and skills of each director and nominee that led the Company's nomination and governance committee and the board of directors to conclude that he or she should serve as a director.

        The board of directors unanimously recommends a vote FOR the election of these nominees as directors.

 Nominees for Directors

        The following table sets forth the name, age and principal position of each of the Company's eleven nominees for director positions.

Name	Age	Position
Richard P. Crystal	65	Chairman, Chief Executive Officer and Director
Bodil M. Arlander	46	Director
Philip M. Carpenter III	38	Director
David H. Edwab	55	Director
John D. Howard	57	Director
Louis Lipschitz	65	Director
Edward W. Moneypenny	68	Director
Grace Nichols	63	Director
Richard L. Perkal	56	Director
Arthur E. Reiner	69	Director
Pamela Grunder Sheiffer	64	Director

        Richard P. Crystal currently serves as Chairman and Chief Executive Officer. Mr. Crystal was named President and Chief Executive Officer in 1996 and became Chairman in 2004. Previously, Mr. Crystal had a 20 year career at R.H. Macy/Federated, including a variety of senior management positions, culminating in his serving as Chairman and Chief Executive Officer, Product Development and Specialty Retail (Aéropostale, Inc.). Mr. Crystal began his career in retailing at Stern's. He has over 30 years of experience in the retail industry more than 20 of which are in specialty retail.

Mr. Crystal holds a B.A. in history from New York University. He currently serves on the board of directors of the publicly-traded company Finish Line, Inc. Mr. Crystal brings to the Company significant leadership skills, a depth of experience in the apparel industry and a talent for shaping and building brands.

        Bodil M. Arlander has served as a director since 2002 and is a founding partner of Moxie Capital, LLC. Until May 2008, she was a Partner of Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc., where she was a Senior Managing Director and which she joined in April 1997. Bear Stearns Merchant Banking, LLC, and its successor entity Irving Place Capital, is an affiliate of the controlling shareholder of New York & Company, Inc. Between 1991 and 1997, she worked in the Mergers and Acquisitions Group of Lazard & Co. LLC. Prior to entering the finance industry, Ms. Arlander worked throughout Europe in the fashion and beauty industries. She currently serves as a director of CamelBak Group, LLC and the publicly-traded company Aéropostale, Inc. She previously served as a member of the board of directors for Seven For All Mankind, LLC and Transamerican Auto Parts. In considering Ms. Arlander as a director of the Company, the board reviewed her extensive experience in the analysis of the apparel and retail sectors as an investment banker and investor, her overall leadership skills and her experience serving on the board of directors of relevant companies.

        Philip M. Carpenter III has served as a director since 2002 and is a Partner of Irving Place Capital, the firm formerly known as Bear Stearns Merchant Banking, LLC, and an affiliate of the controlling shareholder of New York & Company, Inc. He was a Senior Managing Director at Bear Stearns Merchant Banking, LLC, which he joined in August 2002. Previously, Mr. Carpenter was a Principal with Brockway Moran & Partners, Inc., a private equity investment firm with whom he was employed from 1998 to 2002. Prior to that, he was with the private equity investment firm Trivest, Inc. and the investment banking department of Bear, Stearns & Co. Inc. Mr. Carpenter is currently a director of Chesapeake Holdings and Multi Packaging Solutions, Inc. Mr. Carpenter holds a B.S. in Accounting from the State University of New York at Binghamton. As a result of these and other professional ventures, Mr. Carpenter possesses particular knowledge and experience analyzing the operations and finances of various companies in the retail industry and experience serving on the boards of directors of retailers.

        David H. Edwab has served as a director since 2003. Mr. Edwab has served as an officer and director of Men's Wearhouse for over 15 years, starting as Vice President of Finance and Director in 1991, serving as Chief Operating Officer from 1993 to 1997, and being elected to President in 1997. In November 2000, Mr. Edwab joined Bear, Stearns & Co. Inc. as a Senior Managing Director, Head of the Retail Group in the Investment Banking Department. At such time, Mr. Edwab resigned as President of Men's Wearhouse and was then named Vice Chairman of its Board of Directors. In February 2002, Mr. Edwab re-joined Men's Wearhouse and continues to serve as Vice Chairman of its Board of Directors. Mr. Edwab previously served as a Senior Advisor to Bear Stearns Merchant Banking, LLC, an affiliate of Bear, Stearns & Co. Inc and the predecessor to Irving Place Capital, a private equity firm focused on making investments in middle-market companies, until April 2008, and is a director of Vitamin Shoppe Inc. and other privately-owned companies. Mr. Edwab is an "inactive" Certified Public Accountant and previously was a partner with Deloitte and Touche. Mr. Edwab also serves as Vice Chairman of the Zimmer Family Foundation. In considering Mr. Edwab as a director of the Company, the board reviewed his extensive retail and financial background and his experience having served on the boards of directors of retailers.

        John D. Howard has served as a director since 2002. He is currently the Chief Executive Officer of Irving Place Capital, the firm formerly known as Bear Stearns Merchant Banking, LLC, and an affiliate of the controlling shareholder of New York & Company, Inc. He was a Senior Managing Director at Bear Stearns Merchant Banking, LLC, where he was the head of the merchant banking department of Bear, Stearns & Co. Inc. from its inception in 1997. From 1990 to 1997, he was a co-CEO of Vestar

Capital Partners, Inc., a private investment firm specializing in management buyouts. Previously, he was a Senior Vice President of Wesray Capital Corporation, a private investment firm specializing in leveraged buyouts. Mr. Howard also currently serves as a director of Aéropostale, Inc.; Multi Packaging Solutions, Inc.; Universal Hospital Services, Inc.; Vitamin Shoppe Industries Inc. and several other private companies. As a result of these and other professional experiences, Mr. Howard possesses particular knowledge and experience in finance and capital structure, and has extensive experience as an investor in the retail industry, each of which strengthen the board of directors' collective qualifications, skills and knowledge-base.

        Louis Lipschitz has served as a director since 2005. Mr. Lipschitz retired from his position as Executive Vice President and Chief Financial Officer of Toys "R" Us, Inc. in March 2004. He joined Toys "R" Us, Inc. in 1986 where he held various senior level finance positions, as well as serving as a member of the management executive committee. From 1982 to 1986, Mr. Lipschitz served as Senior Vice President and Chief Financial Officer of Lerner Stores, Inc. He began his career in public accounting in 1968 with the firm of S.D. Leidesdorf & Co., which subsequently merged with Ernst & Young. He has a B.S. in Accounting from Hunter College and is a Certified Public Accountant in the state of New York. Mr. Lipschitz currently serves as a director of the The Children's Place Retail Stores, Inc.; Majesco Entertainment Company; and Forward Industries, Inc. Mr. Lipschitz previously served as a director of Finlay Enterprises, Inc. In considering Mr. Lipschitz as a director of the Company, the board reviewed his extensive expertise and knowledge regarding finance and accounting matters. Mr. Lipschitz qualifies as an "audit committee financial expert" under the applicable SEC rules and accordingly contributes to the board of directors his understanding of generally accepted accounting principles and his skills in auditing as well as in analyzing and evaluating financial statements.

        Edward W. Moneypenny has served as a director since 2006. From 2002 until his retirement in January 2006, Mr. Moneypenny served as Senior Vice President of Finance and Chief Financial Officer of 7-ELEVEN, Inc., the largest chain in the convenience retailing industry. In 2001, Mr. Moneypenny served as the Executive Vice President of Finance and Chief Financial Officer of Covanta Energy Corporation, which filed a voluntary petition under the federal bankruptcy laws in April 2002. Prior to 2001, Mr. Moneypenny was the Chief Financial Officer at two former Fortune 500 companies in the energy industry, Florida Progress Corporation and Oryx Energy Corporation. Mr. Moneypenny currently serves as a director of the publicly-traded company The Timberland Company. Mr. Moneypenny also serves as a director of Saint Joseph's University. He previously served as a member of the board of directors at Oryx Energy Corporation. Mr. Moneypenny graduated from Saint Joseph's University with a B.S. in Accounting and received an M.S. in Accounting Science from the University of Illinois. Mr. Moneypenny is a Certified Public Accountant in the state of Pennsylvania. In considering Mr. Moneypenny as a director of the Company, the board reviewed the extensive experience that he gained as the chief financial officer for a variety of companies ranging from the energy industry to, more recently, 7-ELEVEN, Inc. as well as his extensive financial background which includes experience as a Certified Public Accountant. Mr. Moneypenny qualifies as an "audit committee financial expert" under the applicable SEC rules and accordingly contributes to the board of directors his understanding of generally accepted accounting principles and his skills in auditing as well as in analyzing and evaluating financial statements.

        Grace Nichols has served as a director since March 2008. Ms. Nichols spent more than 20 years at Limited Brands, including 14 years as Chief Executive Officer of Victoria's Secret Stores from 1992 until she retired in January 2007. From 1986 to 1992, she served as Executive Vice President of Victoria's Secret Stores. Prior to joining Limited Brands, Ms. Nichols held various senior merchandising positions in teen's and women's apparel at The Broadway Southern California divisions of Carter, Hawley, Hale, Inc. Ms. Nichols currently sits on the board of directors of Pacific Sunwear, a publicly-traded company. Ms. Nichols also has served on the board of directors of World of Children, a non-profit organization, since 2007, and is chair of the communications committee. Ms. Nichols is a graduate of UCLA. In considering Ms. Nichols as a director of the Company, the board reviewed her extensive experience as a senior executive in the retail industry and her ability to understand and analyze the operational and management challenges associated with large retailers.

        Richard L. Perkal has served as a director since 2004. Mr. Perkal is currently a Partner of Irving Place Capital, the firm formerly known as Bear Stearns Merchant Banking, LLC, and an affiliate of the controlling shareholder of New York & Company, Inc. He was a Senior Managing Director at Bear Stearns Merchant Banking, LLC, which he joined in July 2000. Previously, Mr. Perkal was a senior partner in the law firm of Kirkland & Ellis LLP where he headed the Washington, D.C. corporate transactional practice, primarily focusing on leveraged buyouts and recapitalizations. Mr. Perkal currently serves as a director of CamelBak Group, LLC; Stuart Weitzman Holdings, LLC; and Vitamin Shoppe Industries Inc. As a result of these and other professional experiences, Mr. Perkal possesses particular knowledge and experience in legal/regulatory, finance and capital structure matters that strengthens the board of directors' collective qualifications, skills and experience.

        Arthur E. Reiner has served as a director of the Company since 2003. He has served as Chairman of Finlay Enterprises, Inc. and Finlay Fine Jewelry Corporation since 1999. From 1996 to 2009, Mr. Reiner was Chief Executive Officer of Finlay Enterprises. Mr. Reiner joined Finlay in 1995. Finlay Enterprises, Inc. filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in August 2009. Mr. Reiner began his retailing career in 1962 at Bamberger's, then a division of R. H. Macy's, and held various positions with Macy's, including Chairman and Chief Executive Officer of Macy's Northeast and Macy's East until 1995. A graduate of Rutgers University, Mr. Reiner served as Chairman of the Education Foundation of the Fashion Institute of Technology from 1985 to 1995 and was named Executive Vice President in 1995. In considering Mr. Reiner as a director of the Company, the board reviewed his particular experience in the retail, apparel and other related industries, both at the management and board levels.

        Pamela Grunder Sheiffer has served as a director since 2006. She has been President of P. Joyce Associates, Inc., a New York City based firm providing consulting services to the retail and investment community since 1997. From 1995 to 1997, she was President of The Design and Source Company, an importer of ladies' apparel. Prior to that, Ms. Sheiffer held various senior management positions in retail, including Senior Vice President of May Department Stores and Vice President of Merchandising and Marketing for Dots, a specialty retailer. She is a former member of the board of directors of Dan River Mills, Inc. and is currently a member of the board of directors of Rock of Ages, a publicly-traded granite quarrier, and manufacturer. She has been a member of the board of trustees of The American Management Association since June 2007 and currently serves as Vice Chairman of the board of trustees of Learning Leaders, one of New York City's largest educational non-profit organizations. Ms. Sheiffer holds a B.A. in Political Science from Northwestern University. In considering Ms. Sheiffer as a director of the Company, the board reviewed her extensive executive management experience with companies engaged in the design and retail sales of products marketed primarily to women.

Board and Committee Membership

Overview

        The Company is a "controlled company" under New York Stock Exchange rules and therefore is not required to have a majority of independent directors or a compensation committee or nomination and governance committee composed entirely of independent directors. A company of which more than 50% of the voting power is held by an individual, a group or another company is considered to be a "controlled company." IPC/NYCG, LLC (formerly BSMB/NYCG, LLC), an affiliate of Irving Place Capital (formerly Bear Stearns Merchant Banking, LLC), has held over 50% of the voting power of the Company since its acquisition of Lerner New York Holding, Inc. and its subsidiaries from Limited

Brands, Inc. ("Limited Brands") on November 27, 2002. In addition, the several limited partnerships directly or indirectly controlled by Irving Place Capital have the right to designate a majority of persons to the Company's board of directors pursuant to a stockholders agreement. On May 31, 2008, JPMorgan Chase & Co. announced that it had completed the acquisition of The Bear Stearns Companies, Inc., the parent company of Bear, Stearns & Co. Inc. Bear Stearns Merchant Banking has become an unaffiliated independent company of JPMorgan Chase & Co. and has renamed itself Irving Place Capital. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" for a description of material relationships between Irving Place Capital and the Company.

        The Company's business, property and affairs are managed under the direction of the Company's board of directors. The board of directors has established three committees consisting of an audit committee, a nomination and governance committee, and a compensation committee. Members of the Company's board of directors are kept informed of its business through discussions with the Company's Chairman and Chief Executive Officer and other officers by reviewing materials provided to them and by participating in meetings of the board of directors and its committees.

Board Leadership Structure

        The board of directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the board of directors considers many factors, including the specific needs of the business and what is in the best interests of the Company's stockholders. The Company's current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer, a non-management director serving as the presiding director of executive sessions of non-management directors and board committees led by independent directors. The board of directors does not currently have a formal policy as to whether the roles of Chairman and Chief Executive Officer should be vested in the same individual or different individuals. The Company is led by Richard P. Crystal, who has served as the Company's Chairman and Chief Executive Officer since the Company became public in October 2004. The board of directors believes that having Mr. Crystal serve in both roles is most appropriate for the Company at this time because it promotes decisive leadership, fosters clear accountability and enhances the Company's ability to communicate its message and strategy clearly and consistently to our stockholders, employees and customers, particularly during periods of turbulent economic and industry conditions.

        On April 29, 2010, the Company announced that Mr. Crystal, Chairman and Chief Executive Officer, intends to retire from the Company and its board of directors when his employment agreement expires on February 11, 2011. The board of directors believes that the combination or separation of the office of the Chairman and Chief Executive Officer should continue to be considered as part of the succession planning process for the Chief Executive Officer.

        As part of the board of directors' leadership succession planning efforts, Gregory Scott, formerly the Chief Executive Officer of Bebe Stores, has been appointed President of the Company effective June 1, 2010. After Mr. Scott commences his employment with the Company, he will also join its board of directors. For additional information regarding Mr. Scott's specific experience, qualifications, attributes and skills see the "EXECUTIVE OFFICERS" section of this Proxy Statement.

The Board's Role in Risk Oversight

        The board of directors has an active role in the oversight of management and the Company's risks. This oversight is conducted primarily through the audit committee, but the full board of directors has retained responsibility for general strategic oversight of risk. The Company's internal audit department performs an annual comprehensive company-wide risk assessment which encompasses a review of each department and their significant areas of risk, including operational, compliance, and financial risks. This assessment process is designed to gather data regarding the important risks that could impact the

Company's ability to achieve its objectives and execute its strategies. The assessment is reviewed by the Company's Chief Financial Officer and is presented to the audit committee of the board of directors to facilitate discussion of high risk areas.

        The compensation committee reviews the Company's compensation policies and practices for all employees in the context of risk management. This assessment includes a review of the mix between short-term and long-term compensation, base salary versus incentive compensation, performance metrics, and the type of equity awards and level of equity holdings. Based upon this review, the compensation committee has determined that the Company's compensation practices are not reasonably likely to have a material adverse effect on the Company.

        The nomination and governance committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board composition, corporate governance policies and practices, and related matters.

Board Meetings

        The board of directors of New York & Company, Inc. is currently comprised of eleven directors, all of whom are standing for re-election. During fiscal year 2009, the board of directors met six times. Each director attended at least 75 percent of the aggregate of all meetings of the board of directors and of all committees on which such person served during fiscal year 2009. Four members of the board of directors attended the Company's Annual Meeting on June 29, 2009. All board members are encouraged to attend the Annual Meeting.

Executive Sessions

        The non-management members of the Company's board of directors hold regularly scheduled executive sessions without management that are chaired by the presiding director. John D. Howard is currently the presiding director of the non-management directors of the Company.

Committee Composition and Board Independence

        The following table shows the members of the Company's board of directors, the composition of the committees, and those directors who the board of directors has affirmatively determined to be independent under the New York Stock Exchange corporate governance standards:

Director	Audit Committee		Compensation Committee		Nomination & Governance Committee		Independent Director
Richard P. Crystal(*)
Bodil M. Arlander			✓				✓
Philip M. Carpenter III
David H. Edwab		(1)					✓
John D. Howard(**)
Louis Lipschitz	✓	(C)			✓		✓
Edward W. Moneypenny	✓						✓
Grace Nichols			✓		✓	(C)	✓
Richard L. Perkal
Arthur E. Reiner			✓	(C)	✓		✓
Pamela Grunder Sheiffer	✓	(1)					✓

Legend:

(C)—Chair of committee

(*)—Chairman of the board of directors

(**)—Presiding director

(1)—The Company anticipates that David H. Edwab will serve as an independent director to the audit committee to replace Pamela Grunder Sheiffer after the date of the Annual Meeting.

The Audit Committee

        Under the terms of its charter, the audit committee represents and assists the board of directors with the oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications and independence of the Company's independent registered public accounting firm, the performance of the Company's internal audit function, and the preparation of an audit committee report as required by the SEC to be included in the Company's annual proxy statement. The audit committee meets to review the Company's quarterly and annual financial statements, and holds periodic meetings separately with management, the internal auditor, and the independent registered public accounting firm. In fiscal year 2009, the committee met 11 times.

        The board of directors has determined that Mr. Lipschitz and Mr. Moneypenny are "audit committee financial experts" for purposes of the SEC's rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The board of directors has determined that Mr. Lipschitz, Mr. Moneypenny and Ms. Grunder Sheiffer are independent members of the board of directors and the audit committee in accordance with the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3.

        Mr. Lipschitz currently serves on the audit committees of four public companies, including New York & Company. Given that Mr. Lipschitz is retired, the board of directors has determined that his simultaneous service on these other audit committees does not impair Mr. Lipschitz's ability to serve on the Company's audit committee.

The Compensation Committee

        Under the terms of its charter, the compensation committee is directly responsible for assisting the board of directors in its oversight of compensation for the Company's senior management, compensation for the board of directors, evaluation and succession planning for the Chief Executive Officer and related matters. The committee shall have sole authority to retain and terminate any executive compensation consultants engaged to provide advice to the committee related to its responsibilities, including the sole authority to approve such consultants' fees and other retention terms. The committee shall also have the authority to retain other professional advisors, when necessary or appropriate. In fiscal year 2009, the compensation committee met six times.

The Nomination and Governance Committee

        On March 18, 2009, the Company's ethics committee was eliminated and the responsibilities thereof were assigned to the nomination and governance committee. Under the terms of its amended charter, the nomination and governance committee is responsible for assisting the board of directors in its oversight of board composition, corporate governance policies and practices, and related matters. It also assists the board of directors in fulfilling its responsibilities relating to the Company's compliance procedure for the code of business conduct. In fiscal year 2009, the nomination and governance committee held three meetings.

        The nomination and governance committee periodically reviews the appropriate size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. In evaluating and determining whether to recommend a candidate to the board of directors, the committee reviews the appropriate skills and characteristics required of board members in the context of the background of existing members and in light of the perceived needs for the future development of the Company's business, including issues of diversity and experience in different substantive areas, such as retail operations, marketing, technology, distribution, real estate and finance. Furthermore, although there is no formal policy concerning diversity considerations, the nomination and governance committee does consider diversity with respect to viewpoint, skills and experience in determining the appropriate composition of the board of directors and identifying director nominees. Candidates may come to the attention of the committee from a variety of sources, including current board members, stockholders, management, and search firms. The committee shall have sole authority to retain and terminate any search firm used to identify candidates for the board of directors, including the sole authority to approve such firm's fees and other retention terms. The committee shall also have the authority to retain other professional advisors, when necessary or appropriate. All candidates are reviewed in the same manner regardless of the source of the recommendation. See "STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING" for procedures describing how a stockholder can submit a proposal to the board of directors.

2009 Director Compensation

        The following table summarizes the principal components of fiscal year 2009 compensation for the Company's board of directors. The compensation set forth below fully reflects compensation for services performed as a member of the Company's board of directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bodil M. Arlander	36,667	29,890	—	—	—	—	66,557
David H. Edwab	33,167	29,890	—	—	—	—	63,057
Louis Lipschitz	54,500	29,890	—	—	—	—	84,390
Edward W. Moneypenny	42,500	29,890	—	—	—	—	72,390
Grace Nichols	46,500	29,890	—	—	—	—	76,390
Arthur E. Reiner	43,000	29,890	—	—	—	—	72,890
Pamela Grunder Sheiffer	42,000	29,890	—	—	—	—	71,890

(1)
During fiscal year 2009, each independent director received an annual retainer of $25,000, which was supplemented by additional payments of: $1,000 for each board meeting attended in person; $500 for each board meeting attended telephonically; $5,000 annually for acting as a committee chairperson ($10,000 for acting as audit committee chairperson); $1,000 for each committee meeting attended in person ($1,500 for each audit committee meeting attended in person); $500 for each committee meeting attended telephonically; and reasonable travel expenses for in-person attendance at board of directors and committee meetings.

(2)
On August 20, 2009, each independent director received an award of 7,000 shares of restricted stock that vests on August 20, 2010. The amounts in the columns represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718, "Compensation—Stock Compensation" ("ASC 718"), excluding any estimate for forfeitures. For the relevant assumptions used to determine the valuation of stock option and restricted stock awards for fiscal year 2009 refer to footnote 12, "Share-Based Compensation," in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal year 2009, as filed with the SEC on April 6, 2010.

        In March 2010, the compensation committee engaged Towers Watson to evaluate the Company's independent director compensation compared to a peer group of companies. See the "Compensation Discussion and Analysis" section of this Proxy Statement for the peer group companies. The board of directors approved a revised compensation package, effective July 2010, that aligns the Company's independent director compensation with approximately the 50th percentile of the peer group companies. The annual retainer for each independent director is $40,000 and for each meeting of the board of directors, beyond four quarterly meetings, the independent directors will be paid a fee of $1,500 for attending in person and $500 for attending telephonically. The annual retainer for service as the chairperson of a committee is as follows: $15,000 for the audit committee; $10,000 for the compensation committee; and $9,000 for the nomination and governance committee. For each committee meeting, the independent directors will be paid a fee of $1,500 for attending in person and $500 for attending telephonically. However, the chairperson of the audit committee will not be paid a meeting fee for four quarterly meetings of the audit committee; the chairperson of the compensation committee will not be paid a meeting fee for four quarterly meetings of the compensation committee; and the chairperson of the nomination and governance committee will not be paid a meeting fee for two bi-annual meetings of the nomination and governance committee. In addition, the independent directors will receive an annual award of restricted stock for a number of shares equal to a fair market value of $60,000 on the grant date.

        The following table provides information relating to outstanding equity awards held by the non-management directors at fiscal year end, January 30, 2010.

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Shares of Stock That Have Not Vested (#)
Bodil M. Arlander	—	—	7,000
David H. Edwab	—	—	7,000
Louis Lipschitz	10,000	—	7,000
Edward W. Moneypenny	10,000	—	7,000
Grace Nichols	3,333	6,667	7,000
Arthur E. Reiner	—	—	7,000
Pamela Grunder Sheiffer	10,000	—	7,000

CORPORATE GOVERNANCE

Board Committee Charters

        The charters for the Company's audit committee, compensation committee, and nomination and governance committee are available free of charge on the Company's website at http://www.nyandcompany.com.

Corporate Governance Guidelines

        The board of directors of the Company adopted the corporate governance guidelines to assist in the exercise of its responsibilities. The Company's corporate governance guidelines are available free of charge on the Company's website at http://www.nyandcompany.com.

Code of Business Conduct Guidelines

        The Company has code of business conduct guidelines that apply to all Company associates, including its principal executive officer, principal financial officer and principal accounting officer, as well as members of the board of directors. The code of business conduct guidelines are available free of charge on the Company's website at http://www.nyandcompany.com. Any updates or amendments to the code of business conduct guidelines, and any waiver that applies to a director or executive officer, will also be posted on the website.

Stockholder Communications with the Board of Directors

        Stockholders and other interested parties may contact the board of directors, the presiding director, or the non-management directors as a group (c/o the Chairperson of the Nomination and Governance Committee) at the following address:

  Board of Directors or
  Chairperson of the Nomination and Governance Committee
  New York & Company
  450 West 33rd Street
  5th Floor
  New York, NY 10001

        Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company's board of directors using the above address or through the Company's Ethics Hotline. Information about how to contact the board of directors and the Ethics Hotline is also available on the Company's website at http://www.nyandcompany.com.

 ITEM 2—Ratification of Independent Registered Public Accounting Firm

        The board of directors, upon the recommendation of its audit committee, has ratified the selection of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for fiscal year 2010, subject to ratification by the Company's stockholders.

        Representatives of Ernst & Young LLP are expected to be present at the Meeting and available to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

        The Company is asking its stockholders to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm. Although ratification is not required by the Company's by-laws or otherwise, the board of directors is submitting the selection of Ernst & Young LLP to the Company's stockholders for ratification because the Company values its stockholders' views on the Company's independent registered public accounting firm and as a matter of good corporate practice. In the event that the Company's stockholders fail to ratify the selection, it will be considered as a direction to the board of directors and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the board of directors, at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        The board of directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2010.

 Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for fiscal year 2009 and fiscal year 2008, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year 2009	Fiscal Year 2008
Audit fees(1)	$840,900	$867,500
Audit-related fees	—	—
Tax fees	—	—
All other fees	2,162	2,709

Total	$843,062	$870,209

(1)
Audit fees consist of audit work performed in connection with the annual financial statements and the effectiveness of the Company's internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, the reviews of unaudited quarterly financial statements, and work generally only the independent registered public accounting firm can reasonably provide, such as consents, comfort letters and review of documents filed with the SEC.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

        Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

        Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval:

          1.     Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards;

          2.     Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements;

          3.     Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm's tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; and tax compliance and reporting; and

          4.     All Other services are those services not captured in the audit, audit-related or tax categories. Other than the use of certain software for research purposes, the Company generally does not request such services from the independent registered public accounting firm.

        The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

        The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Audit Committee Report

        The role of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company's independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, reviewing the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        During fiscal year 2009, the audit committee met and held discussions with management and the independent registered public accounting firm and independently as a committee, which fulfills its responsibilities pursuant to the Company's audit committee charter. Management represented to the audit committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements as of and for the year ended January 30, 2010 with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the audit committee reviewed and discussed with management and the Company's independent registered public accounting firm both management's annual report on internal control over financial reporting and the report of the independent registered public accounting firm thereto. The audit committee discussed with the independent registered public accounting firm all matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        In addition, the audit committee has discussed with the independent registered public accounting firm the auditor's independence from the Company and its management, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the audit committee concerning independence. The audit committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with the auditor's independence. The audit committee has concluded that the independent registered public accounting firm, Ernst & Young LLP, is independent from the Company and its management.

        The audit committee discussed with the Company's independent registered public accounting firm the overall scope and plans for its integrated audit of the Company's financial statements and internal control over financial reporting. In addition, the audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 30, 2010, for filing with the Securities and Exchange Commission. The audit committee has selected, and the board of directors has ratified as the Company's independent registered public accounting firm, Ernst & Young LLP.

Louis Lipschitz (Chairperson)
Edward W. Moneypenny
Pamela Grunder Sheiffer

EXECUTIVE OFFICERS

        The following table sets forth the name, age and principal position of each of the Company's executive officers:

Name	Age	Position
Richard P. Crystal	65	Chairman, Chief Executive Officer and Director
Kevin L. Finnegan	57	Executive Vice President, Global Sales
Leslie Goldmann	50	Executive Vice President, Merchandising
Sheamus Toal	41	Executive Vice President, Chief Financial Officer
Sandra Brooslin Viviano	54	Executive Vice President, Human Resources

        See the table under "Nominees for Directors" for the past business experience of Richard P. Crystal.

        Kevin L. Finnegan was named Executive Vice President of Global Sales in April 2009, after holding the position of Executive Vice President, National Sales & Global Business Leader since June 2008. Mr. Finnegan joined New York & Company, Inc. in 2001 as Executive Vice President, National Sales Leader. Prior to that, Mr. Finnegan was employed with the Gap, Inc. for 10 years and also worked at Saks, Inc. Mr. Finnegan is a graduate of Fordham University.

        Leslie Goldmann was named Executive Vice President in 2006, having served as Vice President, General Merchandise Manager since 2004. Ms. Goldmann joined New York & Company, Inc. as Merchandise Manager in 1996 from Ann Taylor. With over 25 years of retail experience, Ms. Goldmann has also worked at Mitsubishi International Corp., Batus Retail Group and R. H. Macy & Co., Inc., and she holds a B.S. degree from Syracuse University.

        Sheamus Toal was named Executive Vice President and Chief Financial Officer in October 2008. Mr. Toal previously served as Executive Vice President and Chief Accounting Officer of the Company since April 2008 and had served as the Company's Senior Vice President and Chief Accounting Officer since 2007. Mr. Toal has also served as the Company's Vice President, Controller and Treasurer and has been designated as its Principal Accounting Officer since 2004. Prior to his employment with the Company, Mr. Toal was Vice President and Controller of Footstar, Inc. (a specialty retailer) from 2002 to 2004 and was its Controller from 2001 to 2002. Prior to that, Mr. Toal served in a variety of senior financial management positions with Standard Motor Products, Inc. from 1997 to 2001. Mr. Toal began his career with KPMG LLP where he served in various roles, including a management level position within KPMG's Manufacturing, Retail and Distribution Group. Mr. Toal holds a B.S. in Accounting from St. John's University. Mr. Toal is a Certified Public Accountant in the state of New York.

        Sandra Brooslin Viviano was named Executive Vice President of Human Resources in 2003 and had served as Vice President of Human Resources since 2002. Previously, Ms. Brooslin Viviano was the Director of Human Resources for Victoria's Secret Direct, LLC's Executive Office and spent 10 years in human resources and merchandising positions with Victoria's Secret Direct, LLC and Victoria's Secret Stores, Inc. She began her career in retailing with Casual Corner Group. Ms. Brooslin Viviano has more than 25 years of specialty retailing experience and holds a B.A. from the University of Massachusetts.

  Mr. Crystal's Retirement and Succession Plan

        On April 29, 2010, the Company announced that Mr. Crystal, Chairman and Chief Executive Officer, intends to retire from the Company and its board of directors when his employment agreement expires on February 11, 2011.

        As part of the board of directors' leadership succession planning efforts, Gregory Scott, 47, has been appointed President of the Company effective June 1, 2010. After Mr. Scott commences his employment with the Company, he will also join its board of directors. Mr. Scott brings more than 20 years of retail industry experience to the Company. Most recently, Mr. Scott served as the Chief Executive Officer of Bebe Stores from February 2004 to January 2009 and also served as a member of their board of directors from August 2004 to January 2009. Prior to Bebe, Mr. Scott served as President of Arden B., a division of Wet Seal, Inc., from May 2000 to January 2004. Mr. Scott has also held senior level merchandising positions at Ann Taylor Stores and Henri Bendel, a division of The Limited. Mr. Scott began his retail career in the executive training program at Macy's West, a division of Federated Department Stores, Inc., where he held several merchandising positions. In considering Mr. Scott as a candidate for director of the Company, the board reviewed his extensive experience in the retail and apparel industries, both at the management and board levels. To facilitate an orderly transition, Mr. Scott will work closely with Mr. Crystal over the next nine-month period with the intent that he will assume the role of Chief Executive Officer upon Mr. Crystal's retirement.

SECURITIES OWNERSHIP OF OFFICERS, DIRECTORS AND OWNERS OF 5%
OR MORE OF THE COMPANY'S COMMON STOCK

        The following table sets forth information known to the Company with respect to the beneficial ownership of its common stock as of April 30, 2010. The table reflects the beneficial ownership by (i) each stockholder known by the Company to own beneficially more than 5% of its common stock, (ii) each executive officer listed in the Summary Compensation Table (the "named executive officers"), (iii) each of its directors, and (iv) all of its directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Such rules provide that in calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after April 30, 2010 are deemed to be outstanding.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class(1)
Richard P. Crystal	2,037,104	(2)	3.32%
Kevin L. Finnegan	228,172	(3)	*
Leslie Goldmann	71,048	(4)	*
Sheamus Toal	106,250	(5)	*
Sandra Brooslin Viviano	187,870	(6)	*
John E. DeWolf III	—		*
Bodil M. Arlander	7,000	(7)	*
Philip M. Carpenter III	—	(8)	*
David H. Edwab	46,353	(9)	*
John D. Howard	31,618,972	(10)	52.69%
Louis Lipschitz	27,500	(11)	*
Edward W. Moneypenny	24,000	(12)	*
Grace Nichols	13,666	(13)	*
Richard L. Perkal	—	(14)	*
Arthur E. Reiner	81,429	(15)	*
Pamela Grunder Sheiffer	34,000	(16)	*
IPC/NYCG LLC	31,618,972	(10)	52.69%
Paradigm Capital Management, Inc.	3,240,900	(17)	5.40%
All directors and executive officers as a group (16 persons)	34,483,364		56.06%

*
Less than 1%.

(1)
Information as to the percentage of shares beneficially owned is calculated based on 60,004,575 shares of common stock outstanding on April 30, 2010. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to the Company's knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise noted, the address of each beneficial owner is 450 W. 33rd Street, 5th Floor, New York, NY 10001.

(2)
Includes 673,389 shares of common stock, 15,000 shares of restricted stock, and 1,348,715 shares of common stock issuable upon exercise of options. Does not include 89,068 shares beneficially owned by the Lara Crystal 2004 Trust; 89,068 shares beneficially owned by the Jessica Crystal 2004 Trust; 89,068 shares beneficially owned by the Meredith Cohen 2008 Trust; or 89,068 shares beneficially owned by the Ian Crystal 2004 Trust. Mr. Crystal disclaims beneficial ownership of such shares.

(3)
Includes 128,172 shares of common stock, 82,500 shares of restricted stock, and 17,500 shares of common stock issuable upon exercise of options. Does not include 50,000 stock appreciation rights ("SARs") which were granted on April 1, 2010 and are scheduled to cliff vest on April 1, 2013. Each SAR represents the right to receive a payment measured by the increase in fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise, the SARs will be settled in stock.

(4)
Includes 5,524 shares of common stock and 65,524 shares of common stock issuable upon exercise of options. Does not include 50,000 SARs which were granted on April 1, 2010 and are scheduled to cliff vest on April 1, 2013. Each SAR represents the right to receive a payment measured by the increase in fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise, the SARs will be settled in stock.

(5)
Includes 75,000 shares of restricted stock and 31,250 shares of common stock issuable upon exercise of options. Does not include 50,000 SARs which were granted on April 1, 2010 and are scheduled to cliff vest on April 1, 2013. Each SAR represents the right to receive a payment measured by the increase in fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise, the SARs will be settled in stock.

(6)
Includes 137,870 shares of common stock, 40,000 shares of restricted stock, and 10,000 shares of common stock issuable upon exercise of options.

(7)
Includes 7,000 shares of restricted stock.

(8)
Mr. Carpenter is employed by Irving Place Capital. His address is 277 Park Avenue, 39th Floor, New York, NY 10172.

(9)
Includes 39,353 shares of common stock and 7,000 shares of restricted stock.

(10)
John D. Howard is employed by Irving Place Capital. Mr. Howard, by virtue of his status as the sole member of JDH Management, LLC and Irving Place Capital may be deemed to share beneficial ownership of shares owned of record by Irving Place Capital and IPC/NYCG LLC. Mr. Howard and Irving Place Capital share investment and voting power with respect to shares owned by Irving Place Capital and IPC/NYCG LLC, but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. IPC/NYCG LLC is an affiliate of, and is controlled by, Irving Place Capital. Irving Place Capital has the right to designate a majority of persons to the Company's board of directors pursuant to a stockholders agreement. IPC/NYCG LLC acquired its shares of common stock for resale in the original acquisition transaction with Limited Brands on November 27, 2002. The business address for Mr. Howard and each of the entities identified in this footnote is 277 Park Avenue, 39th Floor, New York, NY 10172.

(11)
Includes 10,500 shares of common stock, 7,000 shares of restricted stock and 10,000 shares of common stock issuable upon exercise of options.

(12)
Includes 7,000 shares of common stock, 7,000 shares of restricted stock and 10,000 shares of common stock issuable upon exercise of options.

(13)
Includes 7,000 shares of restricted stock and 6,666 shares of common stock issuable upon exercise of options.

(14)
Mr. Perkal is employed by Irving Place Capital. His address is 277 Park Avenue, 39th Floor, New York, NY 10172.

(15)
Includes 64,429 shares of common stock and 7,000 shares of restricted stock. Also includes 500 shares held in the Arthur Reiner Revocable Trust, 4,750 shares held in the Deborah Reiner 2003 Trust, and 4,750 shares held in the Melissa Greener 2003 Trust. Mr. Reiner disclaims beneficial ownership of the shares owned by the respective trusts, except to the extent of his pecuniary interest.

(16)
Includes 17,000 shares of common stock, 7,000 shares of restricted stock and 10,000 shares of common stock issuable upon exercise of options.

(17)
Based solely on a Schedule 13G filed with the SEC by Paradigm Capital Management, Inc. ("Paradigm"), Paradigm has sole voting and dispositive power with respect to all shares. Paradigm's address is Nine Elk Street, Albany, New York 12207.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of the New York & Company outstanding common stock, to file with the SEC an initial report of ownership and report changes in ownership of common stock. Based on the Company's records and other information, the Company believes that during the fiscal year ended January 30, 2010 the Company's directors and executive officers met all applicable filing requirements.

COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed with management the disclosures contained in the "Compensation Discussion and Analysis" section of this Proxy Statement. Based upon this review and its discussions, the compensation committee has recommended to the Company's board of directors that the "Compensation Discussion and Analysis" section be included in the Company's 2010 Proxy Statement.

Arthur E. Reiner (Chairperson)
Bodil M. Arlander
Grace Nichols

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

        The executive compensation program of the Company has been designed to motivate, reward, attract, and retain the management deemed essential to the success of the Company. The program seeks to align executive compensation with Company objectives, business strategy, and financial performance. In applying these principles, the Company seeks to:

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  Reward executives for the enhancement of stockholder value;

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  Support an environment that rewards performance with respect to Company goals, as well as Company performance relative to industry competitors;

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  Integrate incentive compensation programs with the short and long-term strategic plans of the Company;

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  Attract and retain key executives critical to the long-term success of the Company; and

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  Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of stock.

Establishing Compensation

        The board of directors has delegated authority to its compensation committee (the "committee") with respect to the Company's overall compensation policy for senior management, including authority to establish the annual salary and incentive compensation targets, including cash bonuses and share-based awards, for the Chief Executive Officer and the Chief Financial Officer, and to approve the compensation structure for the other executive officers of the Company based upon their review of the Chief Executive Officer's recommendations.

        Twice each year, the Chief Executive Officer evaluates the performance of the other executive officers against their established goals and objectives. Annually, the Chief Executive Officer uses the results of these evaluations to determine the compensation package for the Executive Vice President of Human Resources to be recommended for approval by the committee and, in partnership with the Executive Vice President of Human Resources, determines compensation packages for the other executive officers to be recommended for approval by the committee. The committee meets in executive session annually, typically in March, to evaluate the recommended compensation for the executive officers, and to establish their base salaries, cash incentive compensation, and share-based incentive compensation to be effective in the first fiscal quarter of the current year. The Chief Executive Officer and/or Executive Vice President of Human Resources may request a meeting with the committee at an interim date to review the compensation package of an executive officer in the event of unforeseen organizational or responsibility changes, retention risks or new hires that occur during the year.

        In determining compensation components and levels, including retirement benefits, the committee considers the scope of the executive's responsibility, the Company's overall performance, the executive's overall performance and future potential, the cash, equity and total compensation paid by competitors to employees in comparable positions, and the executive's past earnings and earning potential resulting from previously acquired common stock and share-based incentives.

Compensation Benchmarking and Consultants

        The committee believes that information regarding pay practices at other companies is useful in two respects. First, the committee recognizes that its compensation practices must be competitive in the marketplace in order to attract and retain executives. Second, this marketplace information, among the other aforementioned factors, is considered by the committee to assess the reasonableness of compensation.

        During fiscal year 2009, the committee engaged Watson Wyatt for consultation services to assist in the review of the Company's compensation practices and programs. Watson Wyatt provided the committee with survey benchmarks and peer group benchmarks, where available, for annual cash compensation and share-based compensation paid to executive officers and directors. In addition, Watson Wyatt provided an overview of 2009 executive officer compensation trends in the retail industry and among a peer group of companies. Effective January 1, 2010 Watson Wyatt merged with Towers Perrin and became Towers Watson.

        The survey benchmarks were selected from the retail and general industry surveys listed below, based on the size of the company, executive positions and the scope and complexity of the jobs:

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  Mercer Retail Compensation and Benefits Survey

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  Mercer Executive Compensation Survey

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  Watson Wyatt Data Services Retail Compensation Survey

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  Watson Wyatt Data Services Top Management Compensation Survey

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  Watson Wyatt 2009/2010 Long-Term Incentive Design Database

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  Hay Group Retail Survey

        The Company supplements the survey benchmarks, with peer group benchmarks, where available. The peer companies selected generally meet one or more of the following criteria: apparel retailers that compete for the Company's talent; have similarly located stores; are multi-state operations; are similar in size with revenues ranging from approximately one-half of to two times the Company's revenues; and/or have the same or similar customer bases. While the Company strives to maintain consistency in the peer group to enhance credibility of the comparisons, the composition of the group is reviewed annually to ensure that changes in the competitive landscape and the peers' businesses are considered. The current fashion retail comparables are:

• Aeropostale, Inc.	• Destination Maternity Corporation
• American Eagle Outfitters, Inc.	• The Dress Barn, Inc.
• Ann Taylor Stores Corporation	• Guess?, Inc.
• The Cato Corporation	• The Gymboree Corporation
• Charlotte Russe Holding, Inc.	• J. Crew Group, Inc.
• Charming Shoppes, Inc.	• Jos. A Bank Clothiers, Inc.
• Chico's FAS, Inc.	• The Men's Wearhouse, Inc.
• The Children's Place Retail Stores, Inc.	• The Talbots, Inc.
• Christopher & Banks Corporation	• Tween Brands, Inc.
• Coldwater Creek, Inc.

        The Company uses this information and the information regarding compensation practices at other companies to assist in determining an overall compensation level, including mix of compensation types, that it deems competitive and appropriate. The Company generally targets cash compensation for executive officers, including base salary and cash incentive compensation, to be at approximately the 50th percentile of total cash compensation of their peers. The Company chose to target this percentile based on a comparison of the size and performance of the Company to its peers. This percentile varies among executive officers and may be above or below the target depending on the factors discussed above regarding the determination of compensation components and compensation levels for executive officers, as well as to ensure the retention of key executives in the highly competitive retail market.

Compensation Components

        The Company's executive officer compensation includes both short-term and long-term components. Short-term compensation consists of an executive officer's annual base salary and annual cash incentive compensation. Long-term compensation may include grants of stock options, restricted stock, stock appreciation rights or other share-based incentives and cash incentive compensation established by the Company, as determined by the board of directors. The components of executive compensation are explained in more detail below:

        Annual Base Salary.    The committee periodically reviews the base salaries of its executive officers and approves adjustments, as appropriate, based on the factors discussed above. For the amount of base salary earned by each named executive officer during fiscal year 2009, refer to the Summary Compensation Table in this Proxy Statement.

        In response to the economic downturn, beginning in fiscal year 2008, the Company took several measures to reduce expenses and conserve cash, among which was a freeze on annual base salaries of corporate employees, including the Chief Executive Officer and the other named executive officers, as well as field management. None of the executive officers received increases to their annual base salaries in connection with their performance reviews during the first quarter of fiscal year 2009.

        Incentive Compensation Plan.    The Company's incentive compensation plan provides its senior management with cash bonuses linked to the seasonal financial results of the business. Target spring, fall and full year bonus levels are established for each executive participating in the program (as a percentage of base salary) with a target bonus attained if the Company achieves the target operating income threshold approved by the committee. Target bonuses are allocated between spring, fall and full year bonus periods at 35%, 45% and 20%, respectively. The target bonuses are set based on each executive's scope of responsibility and impact on the performance of the Company. Each fiscal year the committee approves minimum, target and maximum operating income thresholds that provide executives with the incentive to drive increases in net sales and gross margin, to control expenses and increase stockholder value. If operating income falls below the minimum threshold, no incentive compensation is paid. If the operating income achieved is between the minimum threshold and the target, executives can earn between 20% and 100% of their target bonus. If the operating income achieved is between the target and the maximum threshold, executives can earn between 100% and 200% of their target bonus. In fiscal year 2009, the target bonus as a percent of base salary for Mr. Crystal, Mr. Finnegan, Ms. Goldmann, Mr. Toal, Ms. Brooslin Viviano and Mr. DeWolf was 110%, 60%, 60%, 50%, 50% and 60%, respectively. However, in an effort to reduce expenses and conserve cash, on November 19, 2008 the Company, its senior management, including its executive officers, and its board of directors agreed to modify the Spring 2009 bonus plan under the Company's incentive compensation plan, such that the target bonuses senior management could earn would be reduced by 50% and would not be paid with cash but rather would be paid with an award of restricted stock that would vest if the Company achieved the applicable operating income targets for Spring 2009 that were approved by the committee. Any amount earned above the target bonus would have been paid in cash. The Company believes these changes aligned the interests of senior management and the Company's stockholders given the Company's fiscal year 2008 actual operating results and the anticipated negative impact of the economic downturn on fiscal year 2009 operating results.

        When considering what the minimum, target and maximum operating income (loss) thresholds should be for fiscal year 2009, the committee considered the Company's fiscal year 2008 actual operating results and the continued negative impact of the economic downturn on the Company's fiscal year 2009 operating results. For fiscal year 2009, the committee approved the following minimum, target and maximum operating income (loss) thresholds:

	Minimum	Target	Maximum
Spring 2009	$10,000,000	$25,900,000	$29,800,000
Fall 2009	$(15,000,000)	$(4,500,000)	$10,000,000
Full Year 2009	$(5,000,000)	$15,000,000	$25,000,000

        Based upon the actual operating income (loss) levels achieved and the above operating income (loss) targets, the named executive officers did not earn any bonuses for Spring 2009 or Full Year 2009, but did earn 95% of their target bonuses for Fall 2009. The bonuses earned by each of the named executive officers during fiscal year 2009 under the Company's incentive compensation plan are as follows:

	Spring 2009	Fall 2009	Full Year 2009
Richard P. Crystal	$—	$434,981	$—
Kevin L. Finnegan	$—	$128,250	$—
Leslie Goldmann	$—	$141,075	$—
Sheamus Toal	$—	$80,156	$—
Sandra Brooslin Viviano	$—	$82,294	$—
John E. DeWolf III	$—	$—	$—

        Effective September 22, 2009, Mr. DeWolf was no longer employed by the Company and therefore not eligible for a Fall 2009 or Full Year 2009 bonus.

        Share-based Payment Awards.    The Company's board of directors and stockholders approved the 2006 Long-Term Incentive Plan (the "2006 Plan") on May 3, 2006, and June 21, 2006, respectively. On June 29, 2009, the Company's stockholders approved, among other matters: (i) an amendment to the 2006 Plan to increase the number of shares reserved for issuance by 2,500,000 shares and (ii) a one-time stock option exchange program. The aggregate number of shares of the Company's common stock that may now be issued under the New York & Company, Inc. Amended and Restated 2006 Long-Term Incentive Plan (the "Amended and Restated 2006 Plan") is 4,668,496 shares, and the maximum number of shares which may be used for awards other than stock options or stock appreciation rights is 1,750,000 shares. These shares may be in whole or in part authorized and unissued or held by the Company as treasury shares.

        The Company's board of directors and stockholders approved the adoption of the 2002 Stock Option Plan on November 27, 2002 and approved the Amended and Restated 2002 Stock Option Plan (the "2002 Plan") to become effective on October 13, 2004. The 2002 Plan provides for the grant of either incentive stock options or non-qualified stock options. The shares to be issued upon the exercise of the options may be in whole or in part authorized and unissued shares or held by the Company as treasury shares. Upon stockholder approval of the 2006 Plan, the 2002 Plan ceased to be available for the grants of new incentive awards, other than awards granted wholly from shares returned to the 2002 Plan by forfeiture or expiration after May 5, 2006; all other new incentive awards are to be granted under the Amended and Restated 2006 Plan. As of January 30, 2010, there were options to purchase 2,478,623 shares of the Company's common stock that have been or will be subject to forfeiture or expiration under the 2002 Plan and therefore will be potentially available for issuance under the 2002 Plan. Of these options, 2,075,937 were exercisable as of January 30, 2010.

        The principal purpose of both the 2002 Plan and the Amended and Restated 2006 Plan (together, referred to herein as the "Plans") is to promote the long-term growth and profitability of the Company and its subsidiaries by (a) providing executive officers, as well as other key employees, non-employee directors of the Company, and consultants to the Company with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (b) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Certain awards under both Plans may be conditioned on the Company achieving certain performance goals that are based on one or more performance measures including, among others: revenue growth, earnings per share, EBITDA, net income, return on equity, return on invested capital and return on net assets. The committee will determine the conditions at the time of the grant.

        Under most circumstances other than a change in control (see the "Potential Payments Upon Termination or Change in Control" section of this Proxy Statement), if an executive officer ceases to be employed by the Company, unvested share-based awards are forfeited and vested stock options may be required to be exercised.

        During fiscal year 2009, Mr. Finnegan was awarded options to purchase 30,000 shares of the Company's common stock for assuming additional responsibilities in connection with the Company's restructuring program, and Ms. Brooslin Viviano was awarded options to purchase 75,000 shares of the Company's stock for retention purposes. Mr. Finnegan's and Ms. Brooslin Viviano's stock options are subject to a four year service-based vesting schedule and have an exercise price equal to the Company's closing stock price listed on the NYSE on their respective grant dates. The grant date for all share-based awards the Company issues is a date on or after the date the committee approves the terms of the award and, in the case of a new hire, on or after the new hire start date.

        On November 19, 2008, the Company's board of directors determined, subject to stockholder approval, that it would be in the best interest of the Company and its stockholders to offer associates, excluding the Chief Executive Officer, the opportunity to exchange certain stock options with exercise prices greater than or equal to $12.43 per share for a fewer number of replacement options with an equal fair value and an exercise price equal to the closing price of the Company's common stock on the NYSE on the date of grant of such replacement options (the "stock option exchange program"). Like many other companies in the retail and clothing industries, the Company experienced a general and pronounced decline in its common stock price due to various factors, which results in a significant number of the company's outstanding stock options being "out-of-the-money." Employees perceive that these options have little or no value. In addition, although these "out-of-the-money" stock options are not likely to be exercised as long as the stock price is lower than the applicable exercise price, they will remain on the Company's books for up to the full term of the options and the Company will continue to record the expense associated with these options, while delivering little or no retentive or incentive value, unless they are surrendered or cancelled.

        Subsequent to receiving stockholder approval, the Company completed a value-for-value stock option exchange program on June 29, 2009. The stock option exchange program was open to associates of the Company, excluding the Chief Executive Officer, who held stock options with an exercise price greater than or equal to $12.43 per share. The program was not available to any former associates or members of the Company's board of directors. Pursuant to the stock option exchange program, 684,435 eligible stock options were canceled and replaced with 454,687 replacement stock options at an exercise price equal to the Company's closing stock price on the new option grant date (June 29, 2009), which was $3.28. The exchange ratio was calculated such that the value of the replacement options would equal the value of the canceled options, determined in accordance with the Black-Scholes option valuation model, with no incremental cost incurred by the Company. The replacement options have the same vesting schedule as the tendered eligible options, except that the vesting schedule for any options that were already vested on June 29, 2009 or that would have vest within two years of June 29, 2009 was reset such that those options will vest upon the two-year anniversary of the new option grant date, so long as the eligible option holder continues to provide services to the Company during the two-year period. The other terms and conditions of each replacement option grant are substantially similar to those of the surrendered options it replaced. Each replacement option was granted under the Amended and Restated 2006 Plan. The table below presents the number of tendered options and the number of replacement options for each named executive officer:

	Tendered Options	Replacement Options
Richard P. Crystal	—	—
Kevin L. Finnegan	11,500	8,919
Leslie Goldmann	41,500	30,762
Sheamus Toal	85,000	54,183
Sandra Brooslin Viviano	17,500	13,059
John E. DeWolf III	209,968	119,363

        Mr. DeWolf forfeited the 119,363 unvested replacement options granted to him in the stock option exchange program once he ceased to be employed by the Company.

        Other Cash Incentive Compensation.    From time to time, the Chief Executive Officer, in partnership with the Executive Vice President of Human Resources, may propose to the compensation committee cash incentive compensation for an executive officer, which may be subject to time and/or performance requirements, for among other reasons, to recruit, retain, reward or provide additional performance incentives to executives.

        All Other Compensation.    Each executive officer is eligible to participate in the Company's benefit plans, such as medical, dental, disability, group life and business travel life insurance. Executive officers participate in the benefit plans on the same basis as most other Company associates, but also receive enhanced disability and life insurance and reimbursement of up to $10,000 per year for medical expenses not covered by the Company's benefit plan.

        The Company contributes to a defined contribution savings and retirement plan (the "SARP") qualifying under section 401(k) of the Internal Revenue Code. Participation in the SARP is available to all non-union, and certain union, affiliated associates who have completed 1,000 or more hours of service with the Company during certain twelve-month periods and have attained the age of 21. Prior to January 1, 2008, participants could contribute an aggregate of up to 15% of their pay to the SARP, subject to Internal Revenue Service ("IRS") limits. Beginning in 2008, participants are able to contribute up to 100% of their pay to the SARP, subject to IRS limits. The Company matches 100% of the employee's contribution up to a maximum of 4% of the employee's eligible pay. The Company match is immediately vested. In addition, the Company makes a discretionary retirement contribution ranging from 3% to 8% of each participant's eligible base salary depending on length of service; however, this discretionary retirement contribution was suspended in fiscal year 2009 in an effort to preserve cash. For retirement contributions made prior to January 1, 2007, the Company's retirement contribution vests 20% per year, beginning in the third year of service. As a result of the adoption of new pension plan legislation in 2006, beginning in 2007, the vesting period for new contributions made by the Company begins in the second year of service.

        Mr. Crystal receives reimbursement from the Company for up to $20,000 per year for life insurance premiums plus a gross-up amount for the related income taxes.

        Mr. Crystal, along with other executives, routinely visits stores and potential new store locations. As such, the Company purchased time-shares in two aircraft to facilitate this work-related travel. The committee has approved an aircraft leasing agreement between Mr. Crystal and the Company, whereby Mr. Crystal can use the aircraft for up to a total of 20 hours of personal flying time in a given year. Under this leasing agreement, Mr. Crystal reimburses the Company for his personal use of an aircraft at a price equal to two times the cost of fuel plus certain incidental costs. The aircraft leasing agreement is in accordance with all applicable Federal Aviation Regulations. In addition, the committee has approved Mr. Crystal's personal use of an automobile driver who is employed by the Company.

 Allocation of Compensation Components

        There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the committee reviews information provided by its compensation consultants, and other sources, to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

Employment Agreements-Termination, Change in Control and Non-Compete/Non-Solicitation Arrangements

        On August 25, 2004, the Company entered into an amended and restated employment agreement with Mr. Crystal (the "Employment Agreement"), certain provisions of which became effective upon the consummation of the Company's initial public offering. Under the terms of the agreement, as amended, the base salary of Mr. Crystal will be subject to annual review and may be increased by the committee for any period, based on Mr. Crystal's and the Company's performance, among other pertinent factors. Mr. Crystal is currently entitled to an annual base salary of $925,000 per year. Mr. Crystal is also entitled to participate in the Company's employee benefit plans, equity incentive compensation plans and cash incentive compensation plan, which provides for performance-based bonuses (currently 110% of base salary).

        On January 28, 2009, Mr. Crystal's Employment Agreement was further amended. The amendment extends the term of his Employment Agreement to February 11, 2011, and, among other matters, provides that Mr. Crystal's base salary remains unchanged and that he is no longer entitled to severance payments of approximately $3,900,000 if the Company does not renew his Employment Agreement at the end of its term, and in exchange therefore, Mr. Crystal receives a signing bonus of $2,000,000, to be paid in four semi-annual installments of $444,444.42 each, on June 1, 2009, December 1, 2009, June 1, 2010 and December 1, 2010, and a final payment of $222,222.32 on February 11, 2011 (each a "Payment Date"). Each payment is contingent upon Mr. Crystal's continued employment with the Company through such Payment Date. Finally, the amendment adds and amends certain provisions of the Employment Agreement in order to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        In conjunction with the amendment of Mr. Crystal's Employment Agreement, Mr. Crystal was granted a performance unit award under the 2006 Plan. This award is subject to a performance vesting requirement and Mr. Crystal's continued employment with the Company through February 11, 2011. In order to meet the performance vesting requirement, the average closing stock price of the Company's common stock for the 30 trading days prior to February 11, 2011 (the "Average Closing Stock Price") shall be greater than or equal to $11.00 per share. If the performance units become vested on February 11, 2011, Mr. Crystal will receive the number of shares of common stock equal to (i) $3,000,000 divided by the Average Closing Stock Price if such Average Closing Stock Price is greater than or equal to $11.00 per share but less than $20.00 per share or (ii) $5,000,000 divided by the Average Closing Stock Price if the Average Closing Stock Price is greater than or equal to $20.00 per share. If Mr. Crystal's employment is terminated by the Company within six months prior to February 11, 2011 for any reason other than for Cause, as defined in the Employment Agreement, the performance unit award will vest as if he was still employed at February 11, 2011, and the performance conditions are otherwise satisfied.

        Mr. Crystal is entitled to receive termination payments and other benefits from the Company following termination of his employment by the Company without cause, if he resigns with good reason, if within 24-months of a change in control he is terminated without cause or he resigns with good reason, or if employment is terminated by reason of disability or death. In accordance with Mr. Crystal's stock option agreements, in the event that the Company consummates a transaction whereby a third party (a) acquires outstanding common stock of the Company possessing the voting power to elect a majority of the members to the Company's board of directors or (b) acquires assets constituting all or substantially all of the assets of the Company, regardless of whether or not Mr. Crystal is terminated, his unvested stock options will immediately vest. If necessary to prevent Mr. Crystal from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under his Employment Agreement will not be paid until six months after employment termination. The termination-related terms; "cause," "good reason," "change in control," and "disability;" and the associated termination payments referred to above are discussed further in the "Potential Payments Upon Termination or Change in Control" section of this Proxy Statement. Mr. Crystal's Employment Agreement also restricts his business activities that compete with the Company's business for two years from the date of termination and the solicitation of its employees for three years from the date of termination.

        The Company believes the January 28, 2009 amendment to Mr. Crystal's Employment Agreement and the performance unit award granted to him provides retentive value and aligns Mr. Crystal's goals with the interests of the Company's stockholders.

        The Company has entered into letter agreements of employment with Mr. Finnegan, Ms. Goldmann, Mr. Toal, and Ms. Brooslin Viviano. Under the terms of these agreements, which have been amended from time to time, Mr. Finnegan, Ms. Goldmann, Mr. Toal, and Ms. Brooslin Viviano are currently entitled to annual base salaries of $500,000, $550,000, $405,000 and $385,000, respectively, which the committee, at any time, may increase or decrease based on the executive's and the Company's performance, among other pertinent factors. Mr. Finnegan, Ms. Goldmann, Mr. Toal, and Ms. Brooslin Viviano are also entitled to participate in the Company's employee benefit plans, equity incentive compensation plans and cash incentive compensation plan, which provides for performance-based bonuses (currently 60%, 60%, 50% and 60% of base salary, respectively). Mr. Toal's current base salary reflects an increase from $375,000 in connection with his annual performance review during the first quarter of fiscal year 2010. Ms. Brooslin Viviano's current base salary and target bonus percentage reflect increases from $335,000 and 50%, respectively, during the fourth quarter of fiscal year 2009 for retention purposes.

        In connection with organizational changes that occurred early in fiscal year 2008 and an enhanced retention effort by the Company, the Company agreed to pay Ms. Goldmann a $500,000 bonus on April 1, 2010, subject to her continued employment with the Company through April 1, 2010. If Ms. Goldmann chooses to terminate her employment with the Company within one year after April 1, 2010, Ms. Goldmann will be obligated to repay the $500,000 bonus to the Company.

        In connection with the annual performance reviews during the first quarter of fiscal year 2010, the named executive officers were granted the following share-based awards, all of which are scheduled to cliff vest on April 1, 2013:

	Stock Appreciation Rights	Restricted Stock
Richard P. Crystal	—	—
Kevin L. Finnegan	50,000	75,000
Leslie Goldmann	50,000	—
Sheamus Toal	50,000	75,000
Sandra Brooslin Viviano	—	40,000

        Each of Mr. Finnegan, Ms. Goldmann, Mr. Toal, and Ms. Brooslin Viviano is entitled to receive termination payments and other benefits from the Company following termination of his or her employment by the Company without cause or by reason of disability or death. In addition, Ms. Brooslin Viviano is entitled to termination payments if she resigns in the following situations: (i) within 12 months following a change in her reporting relationship so that she no longer reports to the Company's Chief Executive Officer or Chairman of the board or (ii) following a change in the Company's Chief Executive Officer from Mr. Crystal to any other person if she stays in her position performing her current duties for six months following such change in Chief Executive Officer but she resigns within six months thereafter. In accordance with the executives' stock option agreements, in the event that the Company consummates a transaction whereby a third party (a) acquires outstanding common stock of the Company possessing the voting power to elect a majority of the members to the Company's board of directors or (b) acquires assets constituting all or substantially all of the assets of the Company, regardless of whether or not the executive is terminated, the executive's unvested stock options will immediately vest. If necessary to prevent such executive officers from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under their letter agreements of employment will not be paid until six months after employment termination. Refer to the "Potential Payments Upon Termination or Change in Control" section of this Proxy Statement for a further discussion of the termination payments. Mr. Finnegan has agreed to be bound by an 18 month non-compete provision upon voluntary resignation or termination for cause, and an 18 month non-solicitation provision. Ms. Goldmann and Mr. Toal have agreed to be bound by a 12 month non-compete provision upon voluntary resignation or termination for cause, and a 12 month non-solicitation provision. Ms. Brooslin Viviano has agreed to be bound by a six month non-compete provision upon voluntary resignation or termination for cause, and a 24 month non-solicitation provision.

        In connection with Mr. DeWolf no longer being employed by the Company effective September 22, 2009 (the "separation date"), the Company and Mr. DeWolf entered into a separation agreement that entitles Mr. DeWolf to the following: (i) payment of base salary for one year after the separation date totaling $400,000, which will be offset by any salary earned at Mr. DeWolf's new employer, if employment is obtained within one year from the separation date, and (ii) a lump-sum payment of $18,500 to assist with expenses related to medical and dental coverage. The separation agreement restricts Mr. DeWolf from soliciting the Company's employees for 18 months from the separation date.

Accounting and Tax Treatment

  Accounting Treatment

        The Company accounts for share-based payment awards in accordance with ASC 718 which requires that all forms of share-based payments be treated as compensation expense and recognized in the Company's consolidated statement of operations over the vesting period.

        Cash compensation or non-equity compensation, including base salary and incentive compensation, is recorded as an expense with an offsetting liability in the Company's consolidated financial statements as it is earned.

        The Company accounts for income taxes in accordance with FASB ASC Topic 740, "Income Taxes."

  Tax Treatment

        As part of its role, the committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals, not including qualifying incentive-based compensation. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

        The following is a general description of the federal income tax consequences to the participant and the Company with regard to the types of share-based payment awards ordinarily granted to the named executive officers:

        Incentive Stock Options.    In general, an employee will not realize taxable income upon either the grant or the exercise of an incentive stock option and the Company will not realize an income tax deduction at either of such times. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of common stock acquired upon exercise of an incentive stock option (determined at the time of exercise) over the exercise price of the incentive stock option will be considered income. If the recipient was continuously employed from the date of grant until the date three months prior to the date of exercise and such recipient does not sell the shares of common stock received pursuant to the exercise of the incentive stock option within either (i) two years after the date of the grant of the incentive stock option, or (ii) one year after the date of exercise, a subsequent sale of such shares of common stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to the Company.

        If the recipient is not continuously employed from the date of grant until the date three months prior to the date of exercise or such recipient disposes of the shares of common stock acquired upon exercise of the incentive stock option within either of the time periods described in the immediately preceding paragraph, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of such shares of common stock on the date of exercise over the exercise price, and (ii) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Internal Revenue Code (as described below), the Company generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

        Nonqualified Stock Options.    There typically will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonqualified stock option. When the optionee exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received at the time of exercise over the exercise price, and the Company will be allowed a corresponding deduction, subject to any applicable limitations under the Internal Revenue Code Sections 162(m) and 280G (as described below). Any gain that the optionee recognizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

        Restricted Stock.    Unless a participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Sections 162(m) and 280G of the Internal Revenue Code (as described below). If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Sections 162(m) and 280G (as described below). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

        Stock Appreciation Rights (SARs).    There typically will be no federal income tax consequences to the participant or to the Company upon the grant of a SAR. When the participant exercises a SAR, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received at the time of exercise over the fair market value of a share of common stock on date of grant, and the Company will be allowed a corresponding deduction, subject to any applicable limitations under the Internal Revenue Code Sections 162(m) and 280G (as described below).

        Performance Awards.    A participant generally will not recognize income, and the Company will not be allowed a tax deduction, at the time performance awards are granted, so long as the awards are subject to a substantial risk of forfeiture. When the participant receives, or has the right to receive, payment of cash or shares under the performance award, the cash amount or the fair market value of the shares of stock will be ordinary income to the participant, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Sections 162(m) and 280G (as described below).

        Certain Other Tax Issues.    In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Internal Revenue Code regarding the $1,000,000 limitation on deductible compensation), (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income, (iii) certain awards under the Company's equity compensation plans may be subject to the requirements of Section 409A of the Internal Revenue Code (regarding nonqualified deferred compensation), and (iv) if the exercisability or vesting of any option or certain other awards is accelerated because of a change in control, such option or award (or a portion thereof), either alone or together with certain other payments, may constitute non-deductible excess parachute payments under Section 280G of the Internal Revenue Code, which may be subject to a 20% excise tax on participants. Officers and directors of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their options.

Summary Compensation Table

        The following table summarizes, for the fiscal years indicated, the principal components of compensation for the Company's named executive officers. The compensation set forth below fully reflects compensation for work performed on the Company's behalf.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Richard P. Crystal	2009	925,000	888,889	—	—	434,981	—	73,478	2,322,348
Chairman and	2008	925,000	—	178,063	225,400	212,251	—	89,810	1,630,524
Chief Executive Officer	2007	921,154	—	—	—	—	—	99,419	1,020,573
Kevin L. Finnegan	2009	500,000	—	—	52,200	128,250	—	14,549	694,999
EVP, Global Sales
Leslie Goldmann	2009	550,000	—	—	—	141,075	—	18,115	709,190
EVP, Merchandising	2008	538,462	—	57,750	229,000	68,838	—	30,261	924,311
Sheamus Toal	2009	375,000	—	—	—	80,156	—	18,215	473,371
EVP, Chief Financial Officer	2008	339,712	—	32,812	113,000	34,941	—	30,676	551,141
	2007	293,538	—	—	156,600	—	—	25,463	475,601
Sandra Brooslin Viviano	2009	343,654	—	—	184,500	82,294	—	19,010	629,458
EVP, Human Resources	2008	335,000	—	29,312	39,200	34,941	—	28,777	467,230
	2007	331,154	—	—	78,300	—	—	34,643	444,097
John E. DeWolf III	2009	261,538	—	—	—	—	—	429,702	691,240
Former EVP, Real	2008	400,000	—	42,000	147,000	50,064	—	29,341	668,405
Estate and Strategic	2007	400,000	—	—	78,300	—	—	27,736	506,036
Initiatives

(1)
The amounts in these columns reflect the aggregate grant date fair value of stock option and restricted stock awards issued during fiscal year 2009, fiscal year 2008 and fiscal year 2007, presented in accordance with ASC 718, excluding any estimate for forfeitures. These amounts reflect the grant date fair value and do not represent the actual value that may be realized by the named executive officers. For the relevant assumptions used to determine the valuation of stock option and restricted stock awards for fiscal year 2009, fiscal year 2008, and fiscal year 2007, refer to footnote 12, "Share-Based Compensation," in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal year 2009, as filed with the SEC on April 6, 2010.

The restricted stock awards in fiscal year 2008 were granted in connection with the Company's Spring 2009 bonus plan as described in the "Compensation Discussion and Analysis" section of this Proxy Statement. The Company did not achieve the operating income levels required for these awards to vest, and as a result the awards were forfeited.

(2)
Subsequent to receiving stockholder approval, the Company completed a value-for-value stock option exchange program on June 29, 2009 as described in the "Compensation Discussion and Analysis" section of this Proxy Statement. The exchange ratio was calculated such that the value of the replacement options would equal the value of the canceled options, determined in accordance with the Black-Scholes option valuation model, with no incremental cost incurred by the Company. In accordance with SEC rules, since the Company did not recognize any incremental cost, the grant date fair value of the replacement options granted to the named executive officers are not included in the above table.

(3)
Represents amounts earned under the Company's incentive compensation plan. Refer to the "Compensation Discussion and Analysis" section in this Proxy Statement for further information about the Company's incentive compensation plan.

(4)
The amounts shown in the "All Other Compensation" column are detailed in the following table:

Name	Year	Employer Match to the 401(k) under the Company's SARP ($)	Employer Contribution to the Company's SARP ($)	Reimbursement for Insurance Premiums ($)	Tax Gross Up on Insurance Premium Reimbursement ($)	Reimbursement for Medical Expenses ($)	Personal Use of the Company Aircraft ($)	Personal Use of an Automobile Driver Employed by the Company ($)	Severance ($)(a)	Total ($)
Mr. Crystal	2009	9,088	—	19,575	20,769	7,009	—	17,037	—	73,478
	2008	8,873	14,320	19,575	17,925	10,967	1,931	16,219	—	89,810
	2007	6,296	14,100	19,575	17,925	7,116	17,353	17,054	—	99,419
Mr. Finnegan	2009	9,415	—	—	—	5,134	—	—	—	14,549
Ms. Goldmann	2009	9,308	—	—	—	8,807	—	—	—	18,115
	2008	9,145	14,320	—	—	6,796	—	—	—	30,261
Mr. Toal	2009	9,511	—	—	—	8,704	—	—	—	18,215
	2008	9,615	10,740	—	—	10,321	—	—	—	30,676
	2007	9,019	10,575	—	—	5,869	—	—	—	25,463
Ms. Brooslin Viviano	2009	9,727	—	—	—	9,283	—	—	—	19,010
	2008	9,110	14,320	—	—	5,347	—	—	—	28,777
	2007	8,953	14,100	—	—	11,590	—	—	—	34,643
Mr. DeWolf	2009	9,231	—	—	—	1,971	—	—	418,500	429,702
	2008	7,693	14,320	—	—	7,328	—	—	—	29,341
	2007	9,023	14,100	—	—	4,613	—	—	—	27,736

(a)
In connection with Mr. DeWolf no longer being employed by the Company effective September 22, 2009 (the "separation date"), the Company and Mr. DeWolf entered into a separation agreement that entitles Mr. DeWolf to the following: (i) payment of base salary for one year after the separation date totaling $400,000, which will be offset by any salary earned at Mr. DeWolf's new employer, if employment is obtained within one year from the separation date, and (ii) a lump-sum payment of $18,500 to assist with expenses related to medical and dental coverage. The separation agreement restricts Mr. DeWolf from soliciting the Company's employees for 18 months from the separation date.

 Grants of Plan-Based Awards in Fiscal Year 2009

        The following table provides information relating to all plan-based awards granted to the named executive officers during fiscal year 2009.

											Grant Date Fair Value of Stock and Option Awards ($)(2)(3)
								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard P. Crystal	—	—	1,017,500	2,035,000	—	—	—	—	—	—	—
Chairman and Chief Executive Officer
Kevin L. Finnegan	3/18/2009	—	—	—	—	—	—	—	30,000	2.86	52,200
EVP, Global Sales	6/29/2009	—	—	—	—	—	—	—	8,919	3.28	—
	—	—	300,000	600,000	—	—	—	—	—	—	—
Leslie Goldmann	6/29/2009	—	—	—	—	—	—	—	3,535	3.28	—
EVP, Merchandising	6/29/2009	—	—	—	—	—	—	—	18,308	3.28	—
	6/29/2009	—	—	—	—	—	—	—	8,919	3.28	—
	—	—	330,000	660,000	—	—	—	—	—	—	—
Sheamus Toal	6/29/2009	—	—	—	—	—	—	—	8,053	3.28	—
EVP, Chief Financial	6/29/2009	—	—	—	—	—	—	—	16,477	3.28	—
Officer	6/29/2009	—	—	—	—	—	—	—	14,141	3.28	—
	6/29/2009	—	—	—	—	—	—	—	15,512	3.28	—
	—	—	187,500	375,000	—	—	—	—	—	—	—
Sandra Brooslin Viviano	6/29/2009	—	—	—	—	—	—	—	5,303	3.28	—
EVP, Human	6/29/2009	—	—	—	—	—	—	—	7,756	3.28	—
Resources	12/1/2009	—	—	—	—	—	—	—	75,000	3.94	184,500
	—	—	231,000	462,000	—	—	—	—	—	—	—
John E. DeWolf III	6/29/2009	—	—	—	—	—	—	—	93,930	3.28	—
Former EVP, Real	6/29/2009	—	—	—	—	—	—	—	17,677	3.28	—
Estate and Strategic	6/29/2009	—	—	—	—	—	—	—	7,756	3.28	—
Initiatives

(1)
At January 30, 2010, the last day of fiscal year 2009, these amounts represent the estimated range of cash bonuses that the executive can earn for fiscal year 2010 performance under the Company's non-equity incentive compensation plan as described in the "Compensation Discussion and Analysis" section of this Proxy Statement.

(2)
Subsequent to receiving stockholder approval, the Company completed a value-for-value stock option exchange program on June 29, 2009 as described in the "Compensation Discussion and Analysis" section of this Proxy Statement. The stock options with a grant date of June 29, 2009 represent the replacement options granted in the stock option exchange program. The exchange ratio was calculated such that the value of the replacement options would equal the value of the canceled options, determined in accordance with the Black-Scholes option valuation model, with no incremental cost incurred by the Company. In accordance with SEC rules, since the Company did not recognize any incremental cost, the grant date fair value of the replacement options granted to the named executive officers are not included in the above table. All replacement options were granted under the Amended and Restated 2006 Plan.

On March 18, 2009, Mr. Finnegan was awarded options, under the Company's 2002 Plan, to purchase 30,000 shares of the Company's common stock at an exercise price of $2.86 per share, which was the closing stock price of the Company on the grant date. The options become exercisable in four equal annual installments on the following dates: March 18, 2010; March 18, 2011; March 18, 2012; and March 18, 2013.

On December 1, 2009, Ms. Brooslin Viviano was awarded options, under the Company's 2002 Plan, to purchase 75,000 shares of the Company's common stock at an exercise price of $3.94 per share, which was the closing stock price of the Company on the grant date. The options become exercisable in four equal annual installments on the following dates: December 1, 2010; December 1, 2011; December 1, 2012; and December 1, 2013.

(3)
Represents the aggregate grant date fair value of share-based awards calculated in accordance with ASC 718, excluding any estimate for forfeitures. For the relevant assumptions used to determine the valuation of share-based awards during fiscal year 2009, refer to footnote 12, "Share-Based Compensation," in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal year 2009, as filed with the SEC on April 6, 2010.

 Outstanding Equity Awards at 2009 Fiscal Year-End

        The following table provides information relating to outstanding equity awards held by the named executive officers at fiscal year end, January 30, 2010.

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard P. Crystal	771,013	—	—	0.11	11/27/12	—		—		—		—
Chairman and	486,452	—	—	3.23	05/14/14	—		—		—		—
Chief Executive Officer	22,500	22,500	—	15.76	03/15/16	—		—		—		—
	28,750	86,250	—	4.74	03/19/18	—		—		—		—
	—	—	—	—	—	1,875	(2)	6,750	(2)	13,125	(2)	47,250	(2)
	—	—	—	—	—	—		—		272,727	(3)	3,000,000	(3)
Kevin L. Finnegan	—	8,919	—	3.28	03/21/17	—		—		—		—
EVP, Global Sales	5,000	15,000	—	4.74	03/19/18	—		—		—		—
	—	30,000	—	2.86	03/18/19	—		—		—		—
	—	—	—	—	—	7,500	(4)	27,000	(4)	—		—
Leslie Goldmann	20,786	—	—	0.11	04/02/13	—		—		—		—
EVP, Merchandising	—	3,535	—	3.28	03/15/16	—		—		—		—
	—	18,308	—	3.28	05/17/16	—		—		—		—
	—	8,919	—	3.28	03/21/17	—		—		—		—
	17,500	52,500	—	4.74	03/19/18	—		—		—		—
	7,500	22,500	—	7.18	05/21/18	—		—		—		—
Sheamus Toal	—	8,053	—	3.28	10/06/14	—		—		—		—
EVP, Chief Financial	—	16,477	—	3.28	04/04/15	—		—		—		—
Officer	—	14,141	—	3.28	03/15/16	—		—		—		—
	—	15,512	—	3.28	03/21/17	—		—		—		—
	12,500	37,500	—	4.74	03/19/18	—		—		—		—
	6,250	18,750	—	1.46	11/19/18	—		—		—		—
Sandra Brooslin Viviano	21,048	—	—	0.11	04/02/13	—		—		—		—
EVP, Human Resources	—	5,303	—	3.28	03/15/16	—		—		—		—
	—	7,756	—	3.28	03/21/17	—		—		—		—
	5,000	15,000	—	4.74	03/19/18	—		—		—		—
	—	75,000	—	3.94	12/01/19	—		—		—		—
John E. DeWolf III	—	—	—	—	—	—		—		—		—
Former EVP, Real Estate and Strategic Initiatives

(1)
Mr. Crystal's options to purchase 22,500 shares of the Company's common stock at an exercise price of $15.76 per share become exercisable in two equal annual installments of 11,250 shares on March 15, 2010 and March 15, 2011. Mr. Crystal's options to purchase 86,250 shares of the Company's common stock at an exercise price of $4.74 per share become exercisable in three equal annual installments of 28,750 shares on March 19, 2010, March 19, 2011, and March 19, 2012.

Mr. Finnegan's options to purchase 8,919 shares of the Company's common stock at an exercise price of $3.28 per share become exercisable as follows: 6,689 shares on June 29, 2011 and 2,230 shares on March 21, 2012. Mr. Finnegan's options to purchase 15,000 shares of the Company's common stock at an exercise price of $4.74 per share become exercisable in three equal annual installments of 5,000 shares on March 19, 2010, March 19, 2011, and March 19, 2012. Mr. Finnegan's options to purchase 30,000 shares of the Company's common stock at an exercise price of $2.86 per share become exercisable in four equal annual installments of 7,500 shares on March 18, 2010, March 18, 2011, March 18, 2012, and March 18, 2013.

Ms. Goldmann's options to purchase 3,535 shares and 18,308 shares of the Company's common stock at an exercise price of $3.28 per share become exercisable on June 29, 2011. Ms. Goldmann's options to purchase 8,919 shares of the Company's common stock at an exercise price of $3.28 per share become exercisable as follows: 6,689 shares on June 29, 2011 and 2,230 shares on March 21, 2012. Ms. Goldmann's options to purchase 52,500 shares of the Company's common stock at an exercise price of $4.74 per share become exercisable in three equal annual installments of 17,500 shares on March 19, 2010, March 19, 2011, and March 19, 2012. Ms. Goldmann's options to purchase 22,500 shares of the Company's common stock at an exercise price of $7.18 per share become exercisable in three equal annual installments of 7,500 shares on May 21, 2010, May 21, 2011, and May 21, 2012.

   Mr. Toal's options to purchase 8,053 shares, 16,477 shares and 14,141 shares of the Company's common stock at an exercise price of $3.28 per share become exercisable on June 29, 2011. Mr. Toal's options to purchase 15,512 shares of the Company's common stock at an exercise price of $3.28 per share become exercisable as follows: 11,634 shares on June 29, 2011 and 3,878 shares on March 21, 2012. Mr. Toal's options to purchase 37,500 shares of the Company's common stock at an exercise price of $4.74 per share become exercisable in three equal annual installments of 12,500 shares on March 19, 2010, March 19, 2011, and March 19, 2012. Mr. Toal's options to purchase 18,750 shares of the Company's common stock at an exercise price of $1.46 per share become exercisable in three equal annual installments of 6,250 shares on November 19, 2010, November 19, 2011, and November 19, 2012.

   Ms. Brooslin Viviano's options to purchase 5,303 shares of the Company's common stock at an exercise price of $3.28 per share become exercisable on June 29, 2011. Ms. Brooslin Viviano's options to purchase 7,756 shares of the Company's common stock at an exercise price of $3.28 per share become exercisable as follows: 5,817 shares on June 29, 2011 and 1,939 shares on March 21, 2012. Ms. Brooslin Viviano's options to purchase 15,000 shares of the Company's common stock at an exercise price of $4.74 per share become exercisable in three equal annual installments of 5,000 shares on March 19, 2010, March 19, 2011, and March 19, 2012. Ms. Brooslin Viviano's options to purchase 75,000 shares of the Company's common stock at an exercise price of $3.94 per share become exercisable in four equal annual installments of 18,750 shares on December 1, 2010, December 1, 2011, December 1, 2012 and December 1, 2013.

(2)
Represents an award of restricted stock to Mr. Crystal, all of which may cliff vest on August 16, 2010 subject to the performance of the Company's diluted earnings per share ("EPS") growth in relation to a peer group and continuous employment from the grant date through August 16, 2010. If the Company's EPS growth rate meets or exceeds the median EPS growth rate of the peer group of companies, the shares will be earned over five separate periods as follows: 12.5% for the six months ended February 3, 2007, 25% for fiscal year 2007, 25% for fiscal year 2008, 25% for fiscal year 2009, and 12.5% for the six months ending August 16, 2010. If on August 16, 2010, the Company's four-year compounded EPS growth rate meets or exceeds the median four-year compounded EPS growth rate of the peer group of companies, any shares not previously earned will be deemed earned, and all earned shares will vest.

Market value is based on the closing price of the Company's common stock on January 30, 2010, the last day of fiscal year 2009, which was $3.60, multiplied by the number of shares.

(3)
On January 28, 2009, Mr. Crystal was granted a performance unit award, which is subject to a performance vesting requirement and continued employment through February 11, 2011. For a further description of the terms of the award see the "Compensation Discussion and Analysis" section of this Proxy Statement.

Payout value is based on the value of the number of shares of common stock that the executive can earn achieving threshold performance goals on February 11, 2011 should all of the vesting requirements be met.

(4)
On June 24, 2008, Mr. Finnegan was granted 10,000 shares of restricted stock which vests in four equal annual installments of 2,500 shares on June 24, 2009, June 24, 2010, June 24, 2011, and June 24, 2012.

 Option Exercises and Stock Vested in Fiscal Year 2009

        The following table shows the number of shares of the Company's common stock acquired and the value realized by each named executive officer upon the exercise of stock options and vesting of restricted stock during fiscal year 2009.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard P. Crystal Chairman and Chief Executive Officer	—	—	—	—
Kevin L. Finnegan EVP, Global Sales	—	—	2,500	7,850
Leslie Goldmann EVP, Merchandising	—	—	—	—
Sheamus Toal EVP, Chief Financial Officer	—	—	—	—
Sandra Brooslin Viviano EVP, Human Resources	105,234	382,599	—	—
John E. DeWolf III Former EVP, Real Estate and Strategic Initiatives	50,233	251,567	—	—

(1)
Represents the difference between the fair market value of the Company's common stock at exercise and the exercise price, multiplied by the number of options exercised.

(2)
Represents the number of vested shares of restricted stock multiplied by the fair market value of the Company's common stock at the vesting date.

Potential Payments Upon Termination or Change in Control

        This section explains the payments and benefits to which the named executive officers are entitled in various termination of employment and change in control scenarios. These are hypothetical situations that require the Company to make assumptions concerning the termination scenarios that affect the termination payments; as such, the termination payments and other benefits presented in the following tables are estimates as of a point in time. For purposes of this section, the Company has assumed that termination of employment or change in control occurred on January 30, 2010, the last day of fiscal year 2009.

        Under the Company's employment agreements, letter agreements of employment, employee benefit plans, equity compensation plans and other incentive compensation plans, the named executive officers may be entitled to receive termination payments and other benefits from the Company, following termination of employment by the Company without cause, termination by the executive with good reason, termination by the Company upon a change of control, and termination by reason of disability or death.

        The following termination-related terms are defined in the employment agreements and letter agreements of employment between the Company and the named executive officers and are generally described below:

        "Cause" generally means: (i) wrongful misappropriation of the Company's assets; (ii) certain conditions that render the executive incapable of performing the essential functions of their position; (iii) conviction of, or pleading "guilty" or "no contest" to, a felony; (iv) intentionally causing the Company to violate a material local, state or federal law; (v) willful refusal to comply with a significant, lawful and proper policy, directive or decision of the executive's supervisor or the board of directors of the Company; (vi) the executive's breach of their employment agreement or letter agreement of employment, in any material respect; and (vii) gross negligence or willful misconduct in connection with the executive's duties and responsibilities to the Company.

        "Good Reason" generally means: for Mr. Crystal and Ms. Goldmann (i) the demotion to a position not comparable to the executive's current position; (ii) the assignment of any duties materially inconsistent with the executive's positions, duties, authority, responsibilities and reporting requirements; (iii) the executive is required to be based anywhere that is greater than 50 miles from Manhattan; and for Mr. Crystal only (iv) a reduction in or a delay in payment of the executive's total cash compensation and benefits from those required to be provided in accordance with the provisions of the executive's employment agreement; (v) the failure of the Company to obtain the assumption in writing of its obligation under the employment agreement by any successor to all or substantially all of the assets of the Company, as applicable, within 15 days after a merger, consolidation, sale or similar transaction; or (vi) Mr. Crystal is removed or not re-elected to the office of Chairman of the board of directors.

        "Change of Control" generally means: (i) the acquisition by a "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act, that results in such person becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of a) 30% or more of the Company's voting securities and b) a greater percentage of the Company's voting securities than Irving Place Capital and certain other voting security holders; (ii) a change in the majority of the board of directors; (iii) the occurrence of certain reorganizations, mergers or consolidations of the Company; or (iv) a sale of all or substantially all of the assets of the Company.

        "Disability" generally means: the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the executive to perform his or her customary or other comparable duties with the Company for a period of at least six months in any 12-month calendar period as determined in accordance with the Company's Long-Term Disability Plan.

  Mr. Crystal

        In the event of termination of employment for Mr. Crystal, and subject to the execution and delivery to the Company of a general release covering employment-related claims and his continued observance of the covenants contained in his employment agreement, he may be entitled to termination payments and other benefits, as discussed below:

        Following termination of employment by the Company with cause, or Mr. Crystal terminates his employment without good reason, no termination payments are due to him.

        Following termination by the Company without cause (not including termination by reason of disability or death), or if Mr. Crystal resigns with good reason, he is entitled to the following: (i) payment of accrued compensation, (ii) payment of base salary and target bonuses for two years, (iii) the immediate vesting of any unvested stock options and other long-term incentives that, by their terms, would have vested during the calendar year of termination, and (iv) continued coverage under the Company's medical and dental plans for the period the executive is receiving salary continuation, to the extent the executive is not covered by a subsequent employer's benefit plan.

        If within 24-months following a change of control, Mr. Crystal is terminated without cause (not including termination by reason of disability or death), or if he resigns with good reason, he is entitled to the following: (i) payment of accrued compensation, (ii) payment of, in a lump sum, an amount equal to three times the sum of: a) his base salary, plus b) the greater of 1) the aggregate bonus paid for the latest fiscal year ended, and 2) 50% of the aggregate bonus paid for the latest two fiscal years ended, (iii) the immediate vesting of any unvested stock options and certain other long-term incentives, and (iv) continued coverage under the Company's medical and dental plans for the period the executive is receiving salary continuation, to the extent the executive is not covered by a subsequent employer's benefit plan.

        If the executive's employment is terminated by reason of disability, he will be entitled to the following after termination: (i) 100% of base salary in year one, (ii) 80% of base salary in year two, (iii) 60% of base salary in year three, (iv) 60% of base salary, subject to IRS limits, in year four and thereafter up to at least the age of 65, depending on the age at which the disability occurred, and (v) continued coverage under the Company's medical and dental plans for five months following termination, to the extent the executive is not covered by a subsequent employer's benefit plan. Additionally, any earned restricted stock will vest in accordance with the executive's award agreement.

        If Mr. Crystal's employment is terminated by reason of death, his beneficiaries will be paid up to $8.0 million, in accordance with the Company's life insurance policies. In addition, any earned restricted stock will vest in accordance with his award agreement.

        In accordance with Mr. Crystal's stock option agreements, in the event that the Company consummates a transaction whereby a third party (a) acquires outstanding common stock of the Company possessing the voting power to elect a majority of the members to the Company's board of directors or (b) acquires assets constituting all or substantially all of the assets of the Company, regardless of whether or not the executive is terminated, his unvested stock options will immediately vest.

  Mr. Finnegan, Ms. Goldmann, Mr. Toal and Ms. Brooslin Viviano

        No termination payments are due to the executives under their respective letter agreements of employment upon a change of control, following termination of employment by the Company with cause, and, in the case of Mr. Finnegan and Mr. Toal, termination by the executive.

        Following termination of employment by the Company without cause, and subject to the execution and delivery to the Company of a general release covering employment-related claims and their continued observance of the covenants contained in their letter agreements of employment, each of Mr. Finnegan, Ms. Goldmann, Mr. Toal and Ms. Brooslin Viviano is entitled to be paid their base salary for 12 months. If Ms. Goldmann resigns for good reason, as defined above, she will be entitled to be paid her base salary for 12 months. If Ms. Brooslin Viviano resigns (i) within 12 months following a change in her reporting relationship so that she no longer reports to the Company's chief executive officer or chairman of the board or (ii) following a change in the Company's chief executive officer from Richard P. Crystal to any other person if she stays in her position performing her current duties for six months following such change in chief executive officer but she resigns within six months thereafter, but subject to her performance of all post-employment obligations set forth in her letter agreement of employment, she will be entitled to be paid her base salary for 12 months. The base salary paid to Mr. Finnegan, Ms. Goldmann, Mr. Toal and Ms. Brooslin Viviano would be offset by any salary earned at the executive's new employer, if employment is obtained within the applicable severance period.

        If the executive's employment is terminated by reason of disability, the executive will be entitled to be paid the following after termination: (i) 100% of base salary in year one, (ii) 80% of base salary in year two, (iii) 60% of base salary in year three, and (iv) 60% of base salary, subject to IRS limits, in year four and thereafter up to at least the age of 65, depending on the age at which the disability occurred.

        If Mr. Finnegan's, Ms. Goldmann's, Mr. Toal's or Ms. Brooslin Viviano's employment is terminated by reason of death, the executive's beneficiaries will be paid up to $3.0 million, $3.0 million, $2.9 million and $2.9 million, respectively, depending on cause of death in accordance with the Company's life insurance policies.

        In accordance with the executives' stock option agreements, in the event that the Company consummates a transaction whereby a third party (a) acquires outstanding common stock of the Company possessing the voting power to elect a majority of the members to the Company's board of directors or (b) acquires assets constituting all or substantially all of the assets of the Company, regardless of whether or not the executive is terminated, the executive's unvested stock options will immediately vest.

Potential Payments to Richard P. Crystal upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Termination Following a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary + bonus)	$3,885,000	$—	$—	$3,885,000	$4,079,943	$—	$—
Restricted Stock—Accelerated(1)	6,750	—	—	6,750	54,000	6,750	6,750
Stock Options—Accelerated(2)	—	—	—	—	—	—	—
Health Benefits	67,230	—	—	67,230	—	14,006	—
Other(3)	—	—	—	—	—	2,465,000	8,000,000

Total	$3,958,980	$—	$—	$3,958,980	$4,133,943	$2,485,756	$8,006,750

 Potential Payments to Kevin L. Finnegan upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$—	$—	$500,000	$—	$—	$—
Stock Options—Accelerated(2)	—	—	—	—	25,054	—	—
Other(3)	—	—	—	—	—	1,445,000	3,000,000

Total	$—	$—	$—	$500,000	$25,054	$1,445,000	$3,000,000

Potential Payments to Leslie Goldmann upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$550,000	$—	$—	$550,000	$—	$—	$—
Stock Options—Accelerated(2)	—	—	—	—	9,844	—	—
Other(3)	—	—	—	—	—	1,565,000	3,000,000

Total	$550,000	$—	$—	$550,000	$9,844	$1,565,000	$3,000,000

Potential Payments to Sheamus Toal upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$—	$—	$—	$375,000	$—	$—	$—
Stock Options—Accelerated(2)	—	—	—	—	57,464	—	—
Other(3)	—	—	—	—	—	1,125,000	2,875,000

Total	$—	$—	$—	$375,000	$57,464	$1,125,000	$2,875,000

Potential Payments to Sandra Brooslin Viviano upon the Occurrence of Certain Events

Components of Compensation	Termination by the Executive For Good Reason(4)	Termination by the Executive For No Good Reason	Termination by the Company For Cause	Termination by the Company Other Than For Cause	Upon a Change in Control	Termination due to the Executive's Disability	Termination Upon the Executive's Death
Cash Severance (base salary)	$385,000	$—	$—	$385,000	$—	$—	$—
Stock Options—Accelerated(2)	—	—	—	—	4,179	—	—
Other(3)	—	—	—	—	—	1,155,000	2,925,000

Total	$385,000	$—	$—	$385,000	$4,179	$1,155,000	$2,925,000

(1)
The restricted stock value represents the number of shares that would vest in accordance with the executive's employment and restricted stock agreements multiplied by the closing price of the Company's common stock on January 30, 2010, the last day of fiscal year 2009, which was $3.60.

(2)
At January 30, 2010, with the exception of Mr. Crystal whose unvested stock options were "out-of-the-money," the following named executive officers had unvested "in-the-money" stock options: Mr. Finnegan had 30,000 and 8,919 unvested options to purchase common stock with an exercise price of $2.86 and $3.28 per share, respectively; Ms. Goldmann had 30,762 unvested options to purchase common stock with an exercise price of $3.28 per share; Mr. Toal had 18,750 and 54,183 unvested options to purchase common stock with an exercise price of $1.46 and $3.28 per share, respectively; and Ms. Brooslin Viviano had 13,059 unvested options to purchase common stock with an exercise price of $3.28 per share. The accelerated vesting value represents the number of outstanding options that would vest in accordance with the executive's option agreement multiplied by the difference between the closing price of the Company's common stock on January 30, 2010, which was $3.60, and the exercise price of the unvested stock options.

(3)
Represents amounts payable to the executive or the executive's beneficiary, in the case of death, under the Company's disability plan and life insurance policies. Termination payments for termination by reason of disability represent four years of payments under the Company's Long-Term Disability Plan in the tables above. However, the Company's Long-Term Disability Plan provides termination payments equal to 60 percent of the executive's base salary, subject to IRS limits, in year four after termination and thereafter up to at least the age of 65, depending on the age at which the disability occurred.

(4)
Represents 12 months of base salary paid to Ms. Brooslin Viviano upon her resignation in the following situations: (i) within 12 months following a change in her reporting relationship so that she no longer reports to the Company's chief executive officer or chairman of the board or (ii) following a change in the Company's chief executive officer from Richard P. Crystal to any other person if she stays in her position performing her current duties for six months following such change in chief executive officer but she resigns within six months thereafter, but subject to her performance of all post-employment obligations set forth in her letter agreement of employment.

        In connection with Mr. DeWolf no longer being employed by the Company effective September 22, 2009 (the "separation date"), the Company and Mr. DeWolf entered into a separation agreement that entitles Mr. DeWolf to the following: (i) payment of base salary for one year after the separation date totaling $400,000, which will be offset by any salary earned at Mr. DeWolf's new employer, if employment is obtained within one year from the separation date, and (ii) a lump-sum payment of $18,500 to assist with expenses related to medical and dental coverage. The separation agreement restricts Mr. DeWolf from soliciting the Company's employees for 18 months from the separation date.

Equity Compensation Plan Information

        The following table sets forth information as of January 30, 2010 about shares of the Company's common stock that may be issued under the Company's existing equity compensation plans.

			(c)
	(a)	(b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)
Equity compensation plans approved by security holders	4,071,426	$3.37	2,787,193
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	4,071,426	$3.37	2,787,193

(1)
Includes 272,727 shares of common stock underlying the performance unit award granted to Mr. Crystal on January 28, 2009 as described in the "Compensation Discussion and Analysis" section of this Proxy Statement.

(2)
Represents the weighted-average exercise price for outstanding stock options only.

(3)
Represents 122,019 shares and 2,665,174 shares available for issuance under the 2002 Plan and the Amended and Restated 2006 Plan, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy and Procedures

        The board of directors of the Company approves, based upon the recommendation of the audit committee, any related person transaction which is required to be disclosed under the rules of the SEC. In addition, on at least an annual basis, each director, nominee for director and executive officer is obligated to complete a questionnaire that requires disclosure of any transaction in which the Company was or is to be a participant in which the director, nominee or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. These questionnaires are reviewed by the Company's counsel to identify any potential conflicts of interest or other transactions that the board of directors should review in light of the SEC rules regarding the disclosure of transactions with related persons.

Stockholders Agreement

        Irving Place Capital and certain of the Company's senior management stockholders are party to a stockholders agreement that governs certain relationships among, and contains certain rights and obligations of, such stockholders.

        The stockholders agreement provides that the parties must vote their securities in favor of the individuals nominated to the board of directors by Irving Place Capital, provided that Richard P. Crystal shall be so nominated for so long as he serves as an executive officer of New York & Company. From and after the date that the stockholders party to the agreement and their transferees hold less than 50% of the Company's outstanding common stock, the parties to the agreement will be obliged to vote for two individuals nominated to the board of directors by Irving Place Capital. Such voting obligations will terminate when Irving Place Capital and certain of its transferees own less than 20% of the Company's outstanding common stock.

        The stockholders agreement also gives the parties certain rights with respect to registration under the Securities Act of shares of the Company's securities held by them and certain customary indemnification rights. These registration rights include demand registration rights requiring the Company to register their shares under the Securities Act. In addition, in the event the Company proposes to register any shares of common stock under the Securities Act, whether in connection with a primary or secondary offering, the stockholders party to the stockholders agreement may request that the Company affect a registration of their shares under the Securities Act.

Commercial and Investment Banking Activities

        Irving Place Capital and its affiliates have provided, and may continue to provide, certain commercial banking, financial advisory and investment banking services for the Company for which they will receive reasonable fees to be negotiated on an arms-length basis.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

        In accordance with Rule 14a-8 of the Exchange Act, any stockholder proposals intended to be included in the Proxy Statement and presented at the 2011 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 14, 2011. The proposal should be addressed to: Chairperson of the Nomination and Governance Committee, New York & Company, Inc., 450 West 33rd Street, 5th Floor, New York, NY 10001.

        In addition, the Company has established an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's Proxy Statement, to be brought before an annual meeting of stockholders. A stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 90 days prior to the meeting, regardless of any postponements, deferrals or adjournments of that meeting; provided, however, that in the event that less than 70 days notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or such public announcement was made.

        A stockholder's notice with respect to a proposed item of business must include: (i) a brief description of the substance of, and the reasons for conducting, such business at the annual meeting;

(ii) the name and address of the stockholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by the stockholder, any person controlling, directly or indirectly, or acting in concert with, such stockholder and any person controlling, controlled by or under common control with such stockholder; and (iv) any material interest of the stockholder in such business.

        A stockholder's notice with respect to a director nomination must set forth: (i) name, address and number of shares of the Company which are beneficially owned by the nominating stockholder, any person controlling, directly or indirectly, or acting in concert with, such nominating stockholder and any person controlling, controlled by or under common control with such nominating stockholder; (ii) name, address and number of shares of the Company which are beneficially owned by the candidate; (iii) a detailed biography outlining the candidate's relevant background; (iv) professional and business experience and other significant accomplishments; (v) an acknowledgement from the candidate that he or she would be willing to serve on the board, if elected; (vi) a statement by the stockholder outlining the reasons why this candidate's skills, experience and background would make a valuable contribution to the board; and (vii) a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate's capabilities as a potential board member.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date NEW YORK & COMPANY, INC. M25400-P89736 NEW YORK & COMPANY, INC. 450 WEST 33RD STREET 5TH FLOOR NEW YORK, NY 10001 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain 2. To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending January 29, 2011. 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. For All Withhold All For All Except 0 0 0 0 0 0 01) Bodil M. Arlander 02) Philip M. Carpenter III 03) Richard P. Crystal 04) David H. Edwab 05) John D. Howard 06) Louis Lipschitz THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS (1) AND (2). 07) Edward W. Moneypenny 08) Grace Nichols 09) Richard L. Perkal 10) Arthur E. Reiner 11) Pamela Grunder Sheiffer 1. To elect the following nominees to the Board of Directors (except as marked to the right), each to serve until the next Annual Meeting of Stockholders. Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

REVOCABLE PROXY NEW YORK & COMPANY, INC. 2010 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all prior proxies, hereby appoints, Richard P. Crystal and Sheamus Toal, and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated hereon, all shares of common stock of New York & Company, Inc. (the "Company") which the undersigned would be entitled to vote if present in person at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., EDT, on Monday, June 28, 2010 or at any adjournment(s) or postponement(s) thereof. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M25401-P89736 Continued and to be signed on reverse side